Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL

AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SECOND AMENDED AND RESTATED

INSURED DEPOSIT ACCOUNT AGREEMENT

by and among

TD BANK USA, NATIONAL ASSOCIATION,

TD BANK, NATIONAL ASSOCIATION,

THE CHARLES SCHWAB CORPORATION,

TD AMERITRADE, INC.,

TD AMERITRADE CLEARING, INC.,

CHARLES SCHWAB TRUST BANK,

AND

CHARLES SCHWAB & CO., INC.

May 4, 2023

i

32.	Benefit of the Parties	33
33.	No Agency	34
34.	No Waiver	34
35.	Amendment and Restatement of the 2019 IDA	34
36.	Authorized Representative of the Broker-Dealers	35
37.	Dispute Resolution	35

Exhibits
Exhibit A	Fixed and Float Rate Yield Calculations for Fixed Rate Obligation Amounts
Exhibit B	Nonperformance Payments; Payments in Run-Off Period; FROA Permitted Termination Payments
Exhibit C	Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments
Exhibit D	Fixed Rate Obligation Amounts as of the date of this Agreement
Exhibit D-1	Floors from the date of this Agreement through September 10, 2025 (subject to adjustment as provided in this Agreement)
Exhibit E	Reports Prepared by Schwab

INDEX OF DEFINED TERMS

2019 IDA	Recitals
Affiliate	Recitals
Agreement	Preamble
Anti-Money Laundering Programs	11(e)
BCP	30
Broker-Dealers	1(a)
Business Day	3(b)
Cap	5(b)
Chosen Courts	19(b)
Confidential Information	16(a)
Cost Sharing Cap	5(o)
Cost Sharing Threshold	5(o)
Customer Account	Recitals
Customer Data	27(b)
Customer Disclosures	10(h)
Customer MMDA	Recitals
Customer TA	Recitals
Customers	Recitals
Depository Institutions	Preamble
Dispute Notice	37
dual account structure	Recitals
Exempt Fixed Rate Obligation Amounts	14(i)
Exempt Period	14(i)
Exemption Notice	14(i)
Expert	37(c)
FDIC	Recitals
Fixed Rate Obligation Amount	5(k)(v)
Fixed Rate Obligation Amounts	5(l)
Floor	5(b)
FROA Permitted Termination Payments	5(g)
Indemnitee	13(c)
Indemnitor	13(c)
Initial Expiration Date	14(a)
Internal Revenue Code	11(b)
Master Accounts	Recitals
MMDA	Recitals
Noncompliance Termination Time	5(f)(iii)
Nonperformance Payments	5(f)(i)
Nonperformance Trigger Events	5(f)(i)
Regulation D	8(b)
Releasee	35(c)
Releasor	35(c)
Schwab	Preamble

Schwab Bank	4
Service Fee	5(h)(iii)
Sweep Arrangement Fee	5(h)
TA	Recitals
TD Bank	Preamble
TD Bank USA	Preamble
TD Parent	Recitals
U.S. Money Laundering and Investor Identification Requirements	11(e)

SECOND AMENDED AND RESTATED

INSURED DEPOSIT ACCOUNT AGREEMENT

This Second Amended and Restated Insured Deposit Account Agreement, dated as of May 4, 2023 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is by and among TD Bank USA, National Association, a national bank with its main office in the State of Delaware (“TD Bank USA”), TD Bank, National Association, a national bank with its main office in the State of Delaware (“TD Bank,” and together with TD Bank USA, the “Depository Institutions”), The Charles Schwab Corporation (“Schwab”), TD Ameritrade, Inc., TD Ameritrade Clearing, Inc., Charles Schwab Trust Bank and Charles Schwab & Co., Inc. The Depository Institutions, Schwab and the Broker-Dealers (as defined below) are each a “party” and collectively, the “parties.”

Recitals

WHEREAS, the parties hereto desire to enter into this Agreement in order to amend and restate in its entirety the Amended and Restated Insured Deposit Account Agreement, dated as of November 24, 2019, as amended, modified or supplemented from time to time (“2019 IDA”), including to set forth the aggregate amount of deposits that Schwab and the Broker-Dealers are required to have in the Master Accounts (as defined below) during the term of this Agreement;

WHEREAS, the Depository Institutions have established or will establish one or more omnibus money market deposit accounts (as that term is defined in 12 C.F.R. Section 204.2(d)(2)) (each, an “MMDA”) and, to the extent provided herein, one or more omnibus transaction accounts (as that term is defined in 12 C.F.R. Section 204.2(b)(1) (each, a “TA”) (each such account a “Master Account” and collectively the “Master Accounts”) in the names of the Broker-Dealers as agent and custodian for any person that, from time to time, has a brokerage account at any of the Broker-Dealers and has elected to participate in any deposit sweep program offered by Schwab or its Affiliates (collectively, “Customers”), including those Customers that are trust agents, nominees, custodians or other representatives of others, and each MMDA established in the name of Charles Schwab & Co., Inc. or any other Broker-Dealer utilizing a dual MMDA-TA account structure as described in Section 6(b) hereof (a “dual account structure”) will be linked to a TA;

WHEREAS, each Broker-Dealer will act as agent and recordkeeper with respect to certain books and records relating to each of its Customers’ individual beneficial interest in the Master Accounts (each Customer’s interest in an MMDA and a TA, the “Customer MMDA” and the “Customer TA”, respectively, and collectively, a “Customer Account”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance of such Customer Accounts by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the terms and conditions of this Agreement;

WHEREAS, the parties intend that the Customer Accounts will be eligible for federal deposit insurance by the FDIC for the maximum aggregate amount of principal and interest available with respect to each Customer’s aggregate deposits maintained in a single recognized legal capacity, as evidenced by the records of the Depository Institutions and the Broker-Dealers pursuant to applicable laws and regulations;

WHEREAS, for purposes of this Agreement, “Affiliate” shall mean, for any specified person, any other person who controls, is controlled by or is under common control with, such specified person. For purposes of this definition, (a) “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities or other similar interest, by contract or otherwise; (b) with respect to the Broker-Dealers, the term Affiliate shall not be deemed to include The Toronto-Dominion Bank (“TD Parent”) or any of its subsidiaries; and (c) with respect to the Depository Institutions and TD Parent, the term Affiliate shall not be deemed to include Schwab or any of its subsidiaries, including the Broker-Dealers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Roles.

(a)    Schwab will cause (i) Charles Schwab & Co., Inc., Charles Schwab Trust Bank, TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. and (ii) any other entity that becomes a broker-dealer subsidiary of Schwab following the date of this Agreement (clauses (i) and (ii), collectively, for these purposes, the “Broker-Dealers ”) to make available to their Customers the sweep program contemplated by this Agreement to the extent reasonably necessary for Schwab to satisfy its obligations under this Agreement and will cause the Broker-Dealers to take all other actions required of them pursuant to this Agreement.

(b)    The Broker-Dealers will act as the authorized agent, nominee, custodian and messenger of their respective Customers, and not of the Depository Institutions, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the Master Accounts established and maintained by the Broker-Dealers at the Depository Institutions. Except as set forth in Section 7, all deposits, withdrawals and other transactions in the Master Accounts shall only be effected by the Broker-Dealers, as agent for the Customers, and not directly by the Customers.

(c)    The Broker-Dealers shall act as recordkeepers in maintaining the information set forth in Section 8 with respect to the Customer Accounts.

2.    Terms and Conditions of the Master and Customer Accounts. Unless otherwise required by law or regulation, the parties agree that the Master Accounts and Customer Accounts shall be governed by the following terms and conditions:

(a)    no commitment shall be made to pay an interest rate or to employ a method of calculation of an interest rate on the funds deposited in the Master Accounts other than as permitted by applicable law, regulation or rule;

(b)    there shall be no maturity on the Master Accounts;

(c)    the Depository Institutions reserve the right to require seven (7) days’ prior notice of any withdrawal of funds from each MMDA in the Master Accounts; provided, however, that if a Depository Institution elects to exercise its right to require seven (7) days’ prior notice of any withdrawal of funds from a Master Account, it shall, subject to applicable regulatory limitations, exercise such right as to all accounts established at such Depository Institution under 12 C.F.R. Section 204.2(d)

(d)    the MMDAs and Customer MMDAs shall be subject to any and all terms and conditions as may from time to time be imposed on any money market deposit account described in 12 C.F.R. Section 204.2(d)(2) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;

(e)    there is no restriction on the number of additional deposits to the Customer Accounts (although the aggregate deposits in the Master Accounts may never exceed the Cap);

(f)    the Master Accounts shall not be transferable;

(g)    withdrawals from the Master Accounts shall be permitted only in accordance with Section 5 and Section 6 hereof;

(h)    each TA and Customer TA shall be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 C.F.R. Section 204.2(b)(1) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;

(i)    no checks shall be furnished by the Depository Institutions to the Customers for check writing purposes directly against the Master Accounts or Customer Accounts; and

(j)    no debit cards shall be furnished by the Depository Institutions to the Customers for debit of funds directly against the Master Accounts or Customer Accounts.

3.    Procedures for Establishment of, and Deposits to, the Master Accounts.

(a)    The Master Accounts have been established on behalf and for the benefit of the Customers in the name of the Broker-Dealers in each case “for the Exclusive Benefit of Its Customers” at an office of each of the Depository Institutions (as may be determined by the Depository Institutions in their sole discretion). The Master Accounts shall be maintained on the books and records of the Depository Institutions, evidenced by book entry on the account records of the Depository Institutions in the name of the Broker-Dealers as agent for the Customers. As set forth in Section 8, and for the purposes set forth therein, the Broker-Dealers shall maintain account information and deposit records with respect to the Customer Accounts.

(b)    The Broker-Dealers, as agents for their respective Customers, may on any Business Day deposit federal or other immediately available funds from the Customer Accounts into the applicable Master Account by wire transfer to the designated office, accompanied by appropriate instructions. If that wire transfer together with such instructions is received by the applicable Depository Institution prior to 6:00 p.m., Eastern Time, on any Business Day, the funds deposited by such wire transfer shall be credited to the applicable Master Account on that Business Day. For purposes of this Agreement, “Business Day” shall mean a day on which the Broker-Dealers and the Depository Institutions are open for business, but shall not include any Federal Reserve Bank holiday or any day on which the Fedwire Funds Service is not open for business.

(c)    If withdrawals from a Master Account cause the deposit balance therein to be reduced to zero, the Depository Institution shall nevertheless continue to maintain such Master Account until the applicable Broker-Dealer notifies the Depository Institution to close such Master Account.

4.    Interest on Deposits. The parties agree to apply the following process for setting the interest on deposits:

(a)    Subject to the last sentence of this clause (a), the interest rates payable by the Depository Institutions on the Master Accounts for credit to the Customer Accounts during any day shall be such rates as determined by Charles Schwab Bank, SSB, Charles Schwab Premier Bank, SSB, and Charles Schwab Trust Bank (together, the “Schwab Banks”) for the deposit sweep program operated by the Broker-Dealers, as such interest rates are applied below to calculate accrued interest to be credited to the Master Accounts. The interest rate to be paid on funds in the Customer Accounts may vary depending on the value of the Customer’s assets, including funds on deposit in such Customer’s Customer Account. The Depository Institutions shall have no responsibility for setting or for disclosing or monitoring the pass-through of interest rates accrued or paid in the Master Accounts to Customer Accounts. The Broker-Dealers shall notify the Depository Institutions of the accrued interest to be credited to the Master Accounts by e-mail, on each Business Day, no later than such time on such Business Day as agreed by the parties in writing, or at such other time or in such other manner as the parties may otherwise mutually agree in writing. If on any Business Day a Broker-Dealer does not provide such notification by the time referred to in the preceding sentence, no interest shall be credited to the Master Accounts for the applicable Business Day; provided that on or before the last Business Day of any calendar month in which there were one or more Business Days for which no such interest was credited, the Broker-Dealer may provide notice to the Depository Institutions of the amount of interest to be credited for such applicable Business Days and the Depository Institutions shall have a reasonable opportunity to apply such credit. For clarity, no interest shall be credited on a day that is not a Business Day and the Broker-Dealers shall have sole responsibility for crediting to the respective Customer Accounts of their Customers all such interest amounts credited by the Depository Institutions to the Master Accounts, and for withdrawing such amounts from the Master Accounts for payment to or on behalf of their Customers. Notwithstanding anything in this clause (a) to the contrary, in no event shall the interest rate be set by the Schwab Banks that would require the Depository Institutions to pay (and in no event shall the Depository Institutions be otherwise required to pay), during any calendar month, interest on the Master Accounts that exceeds the amount computed in accordance with Exhibit A with respect to the aggregate balances in the Master Accounts during such calendar month.

(b)    All interest amounts credited to the Master Accounts in accordance with instructions provided by the Broker-Dealers to the Depository Institutions pursuant to Section 4(a) shall, upon crediting to the Master Accounts, be deemed to be “actual interest paid by the Depository Institutions” as of the Business Day of such crediting for purposes of Section 5(h)(ii).

(c)    Notwithstanding Sections 4(a) and 4(b), in respect of the Trust Master Account, Sections 4(a) and 4(b) of the 2019 IDA (disregarding the amendment dated February 14, 2023) will apply and the parties’ pre-existing procedures in respect of such Trust Master Account will continue to apply unless and until otherwise agreed by the parties in writing. “Trust Master Account” means the Master Account number [***].

5.    Fees; Deposit Balances.

(a) The Broker-Dealers are obligated during the term of this Agreement (including any Run-Off Period) to make available to their Customers the sweep program contemplated by this Agreement to the extent required to satisfy the obligations of Schwab and the Broker-Dealers set forth in this Agreement (including Sections 5(b), 5(c), 5(d) and 5(e) below). The Broker-Dealers shall not sweep to the Depository Institutions any funds from a Customer if such Customer requests in writing (so long as Schwab and the Broker-Dealers do not solicit a change to the Customer Account’s waterfall of banks) that such funds not be swept to the Depository Institutions; provided that, during the term of this Agreement (whether before, on or after September 10, 2025 and regardless of any such Customer requests or any withdrawals or deposits by Customers (or by Schwab or the Broker-Dealers) from or in Customer Accounts or any sweep from Customer Accounts to Schwab Banks, other depository institutions, the Broker-Dealers or money market fund), Schwab and the Broker-Dealers shall be obligated, and shall take all actions reasonably necessary, including as set forth in Section 5(e) below, to ensure that the aggregate deposits in the Master Accounts are never less than the then-applicable Floor or greater than the then-applicable Cap. Notwithstanding any other provision in this Agreement, including Sections 5(b), 5(c), 5(d), 5(e), and 5(g) below, neither Schwab nor any of the Broker-Dealers is obligated to use its own proprietary funds (which, for the avoidance of doubt, do not include Customer funds) to meet any obligations under this Agreement to maintain aggregate Customer deposit balances to meet any applicable Floor amount.

(b)    On or prior to September 10, 2025:

(i)    subject to clauses (ii) and (iii) below, neither the Broker-Dealers nor Schwab shall withdraw deposits from the Master Accounts except (x) to the extent of withdrawals initiated by Customers from their Customer Accounts, (y) to the extent of the withdrawal of deposits that were previously swept to the Depository Institutions through the TD Bank Institutional MMDA product; provided that (A) Customers that do not use the TD Bank Institutional MMDA product as of the date of this Agreement shall not be permitted to use the TD Bank Institutional MMDA product after the date of this Agreement and (B) Schwab and the Broker-Dealers will not solicit Customers that use the TD Bank Institutional MMDA product as of the date of this Agreement to move funds to the TD Bank Institutional MMDA product to the extent such funds are otherwise being swept to the Depository Institutions and (z) to the extent necessary to ensure that the aggregate deposits are never greater than the then-applicable Cap;

(ii)    subject to clause (iii) below, Schwab and the Broker-Dealers may manage (including making any changes or adjustments to) the parameters of the sweep program contemplated by this Agreement (including bank priority positioning or destination banks), provided any changes do not result in any immediate reduction of the aggregate deposits in the Master Accounts; and

(iii)    subject to the last sentence of Section 5(a), Schwab and the Broker-Dealers will be obligated, and will take all actions reasonably necessary, including as set forth in Section 5(e) below, to cause the aggregate deposits in the Master Accounts to never be less than the then-applicable Floor or greater than the then-applicable Cap.

(c)    After September 10, 2025, the Broker-Dealers and Schwab are permitted to withdraw deposits from the Master Accounts (x) to the extent of withdrawals by Customers from their Customer Accounts and/or (y) upon 15 Business Days’ prior written notice to the Depository Institutions, to sweep funds from a Customer Account to the Schwab Banks (or another depository institution, the Broker-Dealers, or money market fund) instead of the Depository Institutions; provided that Schwab and the Broker-Dealers will be obligated, and will take all actions reasonably necessary, including as set forth in Section 5(e) below, to cause the aggregate deposits in the Master Accounts to never be less than the then-applicable Floor or greater than the then-applicable Cap.

(d)    Except as otherwise expressly provided in this Agreement with respect to the Run-Off Period pursuant to Section 14(h)(y), from and after the date of this Agreement through June 30, 2034, Schwab and the Broker-Dealers shall be obligated to cause the Master Accounts to have an aggregate amount of deposits that is never less than (at a minimum) the then-applicable Floor set forth below or greater than an amount equal to $30 billion plus the then-applicable Floor (the “Cap”). For purposes of this Agreement, the “Floor” shall mean:

(i)    From and after the date of this Agreement through September 10, 2025, the applicable amount for the time period as set forth on Exhibit D-1 (subject to reduction in accordance with Section 5(g) or pursuant to Section 5(f)(iv) for any Fixed Rate Obligation Amounts that are terminated after the date of this Agreement or increase for any Fixed Rate Obligation Amounts that are formed after the date of this Agreement, provided that in connection with any termination of a Fixed Rate Obligation Amount, Schwab and the Broker-Dealers make the payments required by Exhibit B); and

(ii)    from and after September 11, 2025 through the termination of this Agreement, $60 billion (subject to Section 5(f)(iv) below).

Schwab and the Broker-Dealers agree that from and after September 11, 2025 in no event shall there be an aggregate amount of Fixed Rate Obligation Amounts outstanding at any time in excess of the then-applicable Floor and, for the avoidance of doubt, if Schwab and the Broker-Dealers terminate Fixed Rate Obligation Amounts from and after September 11, 2025 in accordance with Section 5(g) below, any such termination shall not reduce the $60 billion Floor.

(iii)    The obligations of Schwab and the Broker-Dealers set forth in this Section 5(d) shall apply notwithstanding (A) any other provisions of this Agreement (and the phrase “reasonably necessary” (or similar formulations) as used in this Agreement shall not be interpreted to qualify or limit in any respect the obligations set forth in this Section 5(d)), (B) any withdrawals or deposits by Customers (or by Schwab or the Broker-Dealers) from or in Customer Accounts for any reason whatsoever, (C) any sweep of funds from Customer Accounts to the Schwab Banks, other depository institutions, the Broker-Dealers or money market fund, (D) whether any such withdrawals, deposits or sweeps could have been anticipated by Schwab or the Broker-Dealers, and (E) whether Schwab and the Broker-Dealers have complied with their obligations (or exercised their rights) under Sections 1(a), 5(a), 5(b), or 5(c) above or Section 5(e) below. In addition, any action by the Depository Institutions to honor any withdrawals or accept any deposits (regardless whether such withdrawals or deposits would violate the then-applicable Floor or the then-applicable Cap) shall not operate as a waiver of or affect any of the Depository Institutions’ rights, or any of Schwab’s or the Broker-Dealers’ obligations, under this Agreement.

(e)    Schwab and the Broker-Dealers shall manage and operationalize the sweep of Customer funds (including management of sweep program provisions and Customer communications) in order to meet their obligations under this Agreement. Schwab and the Broker-Dealers shall not direct or request Customers to withdraw their funds from (or direct or request Customers to not sweep their funds to) the Depository Institutions in favor of the Schwab Banks, other depository institutions, the Broker-Dealers or money market fund, unless required to meet regulatory or fiduciary obligations. Schwab and the Broker-Dealers shall not present Customers that have funds being swept to the Depository Institutions with services and information for using their funds for investment opportunities except to the extent that other similarly situated Customers that do not have funds being swept to the Depository Institutions are also presented (at or around the same time) with the same (or similar) services and information for using their funds for investment opportunities; provided that, subject to their obligations under Sections 5(b), 5(c) and 5(d), this Section 5(e) does not prohibit or limit Schwab and the Broker-Dealers from providing Customers with information in connection with account conversions.

(f)    Nonperformance Payments.

(i)    If any of the events set forth in Exhibit B under “Nonperformance Trigger Events and Nonperformance Payments” (the “Nonperformance Trigger Events”) occurs then Schwab and the Broker-Dealers shall, jointly and severally, make (or cause to be made) the payments to the Depository Institutions as set forth in Exhibit B under “Nonperformance Trigger Events and Nonperformance Payments” (the “Nonperformance Payments”, which term shall include for purposes of this Agreement the FROA Permitted Termination Payments) within the earlier of ten (10)) Business Days of such Nonperformance Trigger Event or the end of TD Parent’s fiscal quarter in which the Nonperformance Trigger Event occurs; provided that, to the extent such Nonperformance Payment is not made by Schwab or the Broker-Dealers when due (A) interest on such amount shall accrue at SOFR + 200bps on the date such payment was required to be made through the date such payment is actually received either from Schwab or the Broker-Dealers or through the reduction of Sweep Arrangement Fees (such interest shall accrue daily on the fee amount owed) and (B) any Sweep Arrangement Fee(s) payable in one or more months to (or as directed by) Schwab may, at the election of the Depository Institutions, be reduced (but not below zero) to the extent of any unpaid Nonperformance Payments (and upon any such reduction in the Sweep Arrangement Fee, Schwab’s and the Broker-Dealers’ obligation to pay any such Nonperformance Payments shall be reduced on a dollar-for-dollar basis). While the Depository Institutions are entitled to recover Nonperformance Payments through the foregoing offset, they may also enforce such payment obligations in the Chosen Courts.

(ii)    Each of the parties hereto acknowledges that (x) the agreement contained in this clause (f) is an integral part of the transactions contemplated by this Agreement and (y) any Nonperformance Payments are not a penalty, but liquidated damages, intended by the parties to serve as a reasonable estimate of the actual or anticipated harm to the Depository Institutions that might arise from Schwab’s and the Broker-Dealers’ failure to comply with their obligations set forth in Section 1(a) or clauses (a), (b), (c), (d) or (e) of Section 5, which harm the parties acknowledge and agree would be impossible or very difficult to calculate with precision. The Depository Institutions agree that their right to Nonperformance Payments upon the occurrence of a Nonperformance Trigger Event (and any other payments contemplated by Section 21, in addition to pre- and post-judgment interest as allowed by law) shall be the sole remedy for such Nonperformance Trigger Event, exclusive of and notwithstanding any other provision of this Agreement or any right at law, equity, or otherwise, regardless of theory or cause of action.

(iii)    If the aggregate deposits in the Master Accounts are at any time (such time, the “Noncompliance Termination Time”) less than the aggregate amount of Fixed Rate Obligation Amounts then-outstanding (which Schwab and the Broker-Dealers acknowledge and agree would be a violation of their obligations under this Agreement), that shall automatically be deemed a termination (as of the Noncompliance Termination Time) of Fixed Rate Obligation Amounts identified pursuant to the procedures set forth in Exhibit B that, in the aggregate, are equal to or less than (or as close as reasonably practicable to) the amount of such difference between the aggregate deposits in the Master Accounts and the aggregate amount of Fixed Rate Obligation Amounts then-outstanding.

(iv)    In the event that (x) the aggregate deposits in the Master Account are at any time less than the then-applicable Floor (which Schwab and the Broker-Dealers acknowledge and agree would be a violation of their obligations under this Agreement) and (y) Schwab and the Broker-Dealers pay the Depository Institutions the applicable Nonperformance Payment required by Exhibit B, then the Floor for all purposes of this Agreement shall thereupon be reduced as set forth below. In the event a Nonperformance Payment under Item 3(b) is required (and Schwab and the Broker-Dealers make such payment), the Floor shall thereupon be reduced by the aggregate amount of Non-Compliance Terminated Fixed Rate Obligation Amounts (as defined in Exhibit B) resulting in payment under Item 3(b). In the event a Nonperformance Payment under Item 3(a) is required (and Schwab and the Broker-Dealers make such payment), the Floor shall thereupon be reduced by the Applicable Amount (as defined in Exhibit B) used to calculate the Nonperformance Payment under Item 3(a). For the avoidance of doubt, the foregoing reductions will be applied each time Nonperformance Payments are required to be made (subject to Schwab and the Broker-Dealers making such payments).

As an illustrative example, if at some point in time prior to September 10, 2025, the Floor is $70 billion, Schwab and the Broker-Dealers previously terminated $5 billion of Fixed Rate Obligation Amounts in accordance with Section 5(g) and then Schwab or the Broker-Dealers terminate an additional $11 billion of Fixed Rate Obligation Amounts in violation of this Agreement, Schwab and the Broker-Dealers will therefore be required to pay a Nonperformance Payment under Item 3(b) with respect to the termination of $10 billion of Fixed Rate Obligation Amounts and a Nonperformance Payment under Item 3(a) with respect to the termination of $1 billion of Fixed Rate Obligation Amounts below the $60 billion set forth in Exhibit B. If all required Nonperformance Payments are made by Schwab and the Broker-Dealers, the Floor would thereupon become $59 billion. To continue the example, when the Floor is $59 billion, if the aggregate deposits in the Master Accounts become $58 billion (which Schwab and the Broker-Dealers acknowledge and agree would be a violation of their obligations under this Agreement) and Schwab and the Broker-Dealers pay the required Nonperformance Payment under Item 3(a) for an Applicable Amount of $1 billion, then the Floor would thereupon become $58 billion. Except as otherwise expressly provided in this Section 5(f)(iv), a reduction to the Floor pursuant to this Section 5(f)(iv) shall not affect any of the Depository Institutions’ rights, or any of Schwab’s or the Broker-Dealers’ obligations, under this Agreement.

(g)    Except as set forth in Section 14(i) or this Section 5(g), the Broker-Dealers shall have no right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date, and accordingly deposits that are (or have been) designated as a Fixed Rate Obligation Amount cannot be withdrawn from the Master Accounts (regardless of any withdrawals by Customers from their Customer Accounts) prior to the maturity date for such Fixed Rate Obligation Amount. Notwithstanding the foregoing, during the term of this Agreement (and the Run-Off Period), so long as the aggregate deposits in the Master Accounts are greater than $60 billion (taking into account any terminations of Fixed Rate Obligation Amounts permitted by this clause (g) and any resulting withdrawal of such deposits that had previously been designated as Fixed Rate Obligation Amounts) then by written notice to the Depository Institutions (which notice shall specify the Fixed Rate Obligation Amounts to be terminated subject to the terms of this clause (g) and the requested date for such termination, which shall be no less than two Business Days after the notice is received by the Depository Institutions), the Broker-Dealers may terminate up to an aggregate of $5 billion of Fixed Rate Obligation Amounts prior to their applicable maturity dates; provided that Schwab and the Broker-Dealers jointly and severally shall make to the Depository Institutions, by the earlier of five (5) Business Days after the effective date of termination or the end of TD Parent’s fiscal quarter in which the termination occurs, such payments as provided for in Item 1 of Exhibit B (such payments the “FROA Permitted Termination Payments”) and if payment is not made by Schwab when due, interest on such amount shall accrue at SOFR + 200bps on the date such payment was required to be made through the date such payment is actually received (such interest shall accrue daily on the fee amount owed) either from Schwab or the Broker-Dealers or through the reduction of Sweep Arrangement Fees; provided further that without limiting the aggregate $5 billion cap on Fixed Rate Obligation Amounts that may be terminated prior to their applicable maturity dates, in no event shall the Broker-Dealers be entitled to terminate Fixed Rate Obligation Amounts that would result in more than $100 million of Economic Replacement Value (as defined in Exhibit B) in any fiscal quarter of TD Parent (and any request by the Broker-Dealers to terminate a Fixed Rate Obligation Amount that would so result will be deemed an invalid termination request, with the Fixed Rate Obligation Amount remaining in place). For the avoidance of doubt, if any Fixed Rate Obligation Amounts are terminated resulting in greater than $100 million of Economic Replacement Value (as defined in Exhibit B) in the applicable fiscal quarter of TD Parent, such Fixed Rate Obligation Amounts will be deemed to be terminated not in accordance with Section 5(g) and, pursuant to Section 5(f)(i) and Exhibit B Schwab and the Broker-Dealers shall make a Nonperformance Payment with respect thereto. In no event shall any deposits be withdrawn from the Master Accounts in connection with any termination of Fixed Rate Obligation Amounts in accordance with this Section 5(g) or otherwise that would cause the aggregate deposits in the Master Accounts to be less than the then-applicable Floor (taking into account any reduction in the Floor as a result of permitted termination of Fixed Rate Obligation Amounts provided in this Section 5(g)).

(h)    In consideration of the services to be provided by Schwab and the Broker-Dealers hereunder, the Depository Institutions agree to pay to (or as directed by) Schwab an aggregate fee (the “Sweep Arrangement Fee”), on a monthly basis in arrears, not later than 15 calendar days after the end of each calendar month, in an amount equal to:

(i)    the amount computed in accordance with Exhibit A with respect to the aggregate balances in the Master Accounts during such preceding calendar month; less

(ii)    the actual interest paid by the Depository Institutions during such preceding calendar month on the Master Accounts pursuant to Section 4; less

(iii)    an annual servicing fee (“Service Fee”) of 15 basis points on the aggregate average daily balance in the Master Accounts; less

(iv)    an amount equal to the product of (x) the Tax Gross Up Adjustment Amount multiplied by (y) the sum of (I) the total amount of FDIC deposit insurance premium assessments payable (including, if applicable, any special FDIC deposit insurance premium assessments paid; provided, however, that if and to the extent such special assessment represents a prepayment of assessments for future periods, the Depository Institutions and Schwab shall enter into good faith negotiations regarding a payment schedule for the Broker-Dealers to pay their requisite share of such assessment) by the Depository Institutions each year in respect of or resulting from the deposits in the Master Accounts plus (II) [***]% of the incremental cost incurred by the Depository Institutions due to any [***] to the total base assessment rate applicable to the Depository Institutions in respect of all other liabilities held at the Depository Institutions, pursuant to the methodology set forth in Exhibit C; less

(v)    if the Depository Institutions elect in accordance with Section 5(f)(i) or Section 5(m) to have any Nonperformance Payments (including FROA Permitted Termination Payments) or payments contemplated by Section 5(m) offset against Sweep Arrangement Fees, any such applicable payments to the extent not previously paid by Schwab and/or the Broker-Dealers (but not to the extent the calculation of the Sweep Arrangement Fee in this clause (h) for any calendar month would result in a negative number).

(i)    For purposes of this Section 5, the amounts determined pursuant to the foregoing clauses (h)(iii) and (iv) shall be based on the actual number of days elapsed in such prior calendar month divided by 365. The “Tax Gross Up Adjustment Amount” is [***]. With respect to the amounts determined pursuant to clause (h)(iv) above, if at the time of any such payments the actual FDIC assessment for a relevant period has not been determined, such payments shall be based on good faith estimates provided by the Depository Institutions, subject to retroactive adjustment based on final FDIC determination and FDIC assessment payments paid by the Depository Institutions for the relevant period. In connection with the foregoing, the Depository Institutions shall provide the Broker-Dealers, within a reasonable period of time following the end of each calendar quarter, with statements showing the calculation of FDIC assessments used by the Depository Institutions to determine the amounts under clause (h)(iv) above during the immediately preceding calendar quarter. The parties agree that promptly following the end of each calendar quarter, they will jointly review the amounts paid to the FDIC and determine the amounts under clause (h)(iv) for the preceding periods for which final assessment information is available and, if necessary, adjust between the parties any identified over or under payments.

(j)    The mechanics of the payment of the Sweep Arrangement Fee may vary from time to time as agreed to in writing by the parties. The parties hereto agree that no portion of the Sweep Arrangement Fee shall compensate the Broker-Dealers, or reimburse the Broker-Dealers for expenses incurred, in connection with acting as messenger for their respective Customers. The Sweep Arrangement Fee shall be allocated between the Depository Institutions as may be determined by the Depository Institutions in their sole discretion. For avoidance of any doubt, the Sweep Arrangement Fee reflects the elements of the various services and interests paid and does not constitute a derivative contract. If, notwithstanding Section 4(a), the amount of interest accrued on the Master Accounts for a calendar month exceeds the amount calculated pursuant to Exhibit A for such month, the Broker-Dealers shall hold the Depository Institutions harmless for an amount equal to the difference of such accrued interest minus the amount calculated pursuant to Exhibit A for the same period and shall pay the Depository Institutions such amount by wire transfer of immediately available funds within two (2) Business Days after the applicable amount pursuant to Exhibit A shall have been determined by the Depository Institutions.

(k)    In any calendar week, the Broker-Dealers may, but have no obligation to, designate in the aggregate up to $1 billion of the amounts on deposit in the Master Accounts as “Fixed Rate Obligation Amounts”, on the following terms and conditions:

(i)    If a Broker-Dealer elects to designate an amount as a “Fixed Rate Obligation Amount”, an Authorized Person (as defined below) of such Broker-Dealer shall inform an Authorized Person of the Depository Institutions prior to 11 a.m., Eastern time, on a Business Day to provide the Depository Institutions notice of the amount and maturity date of such new Fixed Rate Obligation Amount. When the Authorized Person of the Depository Institutions is determining the Yield in accordance with Exhibit A, an Authorized Person of such Broker-Dealer shall be entitled to participate electronically with such Authorized Person of the Depository Institution in connection with such determination (including by allowing the Authorized Person of such Broker-Dealer to view or share the computer screen of the Authorized Person of the Depository Institution).

(ii)    By 4 p.m., Eastern time on such Business Day, the Depository Institutions shall provide such Broker-Dealer with an electronic written confirmation setting forth the amount, maturity date and Yield (determined in accordance with Note 1 to Exhibit A) of such Fixed Rate Obligation Amount.

(iii)    No Fixed Rate Obligation Amount may have a maturity date of [***] from the investment date (and the Broker-Dealers shall have no right to withdraw (except as expressly permitted by and subject to the requirements of Section 5(g)) or reinvest such Fixed Rate Obligation Amount prior to such maturity date); provided that Exempt Fixed Rate Obligation Amounts may have a maturity of [***].

(iv)    No more than [***] of Fixed Rate Obligation Amounts in the Master Accounts at any time will mature in any calendar month, except to the extent resulting from any Fixed Rate Obligation Amounts designated prior to November 24, 2021 or to the extent resulting from the establishment of Exempt Fixed Rate Obligation Amounts. In addition, (a) if Fixed Rate Obligation Amounts entered into before November 24, 2021 result in more than $1.5 billion of Fixed Rate Obligation Amounts maturing in a calendar month, no additional Fixed Rate Obligation Amounts will be entered into which mature in such calendar month, and (b) if Fixed Rate Obligation Amounts entered into before November 24, 2021 result in less than $1.5 billion (for example $1.1 billion) of Fixed Rate Obligation Amounts maturing in a calendar month, only up to the difference between such amount and $1.5 billion (in this example, $400 million) of additional Fixed Rate Obligation Amounts may be entered into on or after November 24, 2021 that mature in such calendar month.

(v)    For clarity, any reference to a “Fixed Rate Obligation Amount” means the actual dollar amount of such Fixed Rate Obligation Amount and the amount deposited as such Fixed Rate Obligation Amount.

(l)    For purposes of this Section 5, an “Authorized Person” of each of the Broker-Dealers and the Depository Institutions consists of those persons that may be specified in writing by each such party to the other from time to time. “Fixed Rate Obligation Amounts” are deposits that have the terms and conditions specified by Section 5(k) and Exhibit A. The parties acknowledge and agree that the Fixed Rate Obligation Amounts as of the date of this Agreement (and Yield (as defined in Exhibit A) for each such Fixed Rate Obligation Amount) are set forth in Exhibit D.

(m)    Schwab and the Broker-Dealers will structure the sweep program contemplated by this Agreement so that, for each Customer Account, no more than $249,000 (or an amount that is $1,000 less the applicable FDIC deposit insurance limit at the time) at any one time will be held at each Depository Institution. Within six Business Days following the end of each calendar month, the Depository Institutions will calculate the Excess Uninsured Balance for such month (with Schwab and the Broker-Dealers having the right to review such calculation). The “Excess Uninsured Balance” is an amount equal to (x) the uninsured balances in the Master Accounts as of the last Business Day for that calendar month less (y) the difference between (A) the average daily aggregate balance in the Master Accounts for that calendar month, and (B) the average of the Floor(s) in effect for that calendar month, based on the number of days in such month the applicable Floor was in effect (it being understood that (1) if the difference between (A) and (B) yields a negative amount, this clause (y) will be deemed to be zero and (2) if the difference between (x) and (y) yields a negative amount, the Excess Uninsured Balance for such month would be deemed to be zero). Within ten (10) Business Days after the date the Excess Uninsured Balance is calculated for such calendar month, Schwab and the Broker-Dealers shall, jointly and severally, make (or cause to be made) a payment to the Depository Institutions equal to [***] on the Excess Uninsured Balance; provided that, to the extent such payment is not made by Schwab or the Broker-Dealers when due (1) interest on such amount shall accrue at SOFR + 200bps on the date such payment was required to be made through the date such payment is actually received either from Schwab or the Broker-Dealers or through the reduction of Sweep Arrangement Fees (such interest shall accrue daily on the fee amount owed) and (2) any Sweep Arrangement Fee(s) payable in one or more months to (or as directed by) Schwab may, at the election of the Depository Institutions, be reduced (but not below zero) to the extent of any unpaid amounts owed under this Section 5(m) (and upon any such reduction in the Sweep Arrangement Fee, Schwab’s and the Broker-Dealers’ obligation to pay any such amount shall be reduced on a dollar-for-dollar basis)). For purposes of this Section 5(m) uninsured balances” means uninsured balances for purposes of FDIC deposit insurance limits per Customer reported by Schwab and the Broker-Dealers to the Depository Institutions. If total payments due (or that would have been due if this Agreement had been in effect at the time) for April through September 2023 are (1) less than $600,000, then Schwab and the Broker-Dealers shall not have to make any payments under this Section 5(m) to the Depository Institutions or (2) greater than $600,000, then under this Section 5(m) Schwab and the Broker-Dealers shall have to pay the Depository Institutions the amount in excess of $600,000. For the avoidance of doubt, the $600,000 payment reduction in the preceding sentence shall not be applied to any Excess Uninsured Balances in October 2023 or any subsequent calendar months (whether or not the full $600,000 was applied for the April 2023 through September 2023 period).

(n)    The Depository Institutions shall have (i) the option one time in each calendar year to reallocate the aggregate balances in the Master Accounts among themselves if Schwab receives at least 90 calendar days’ prior written notice of such reallocation; and (ii) the option to reallocate the aggregate balances in the Master Accounts among themselves upon any Nonperformance Trigger Event if Schwab receives at least 90 calendar days’ prior written notice of such reallocation following such Nonperformance Trigger Event. The Depository Institutions shall pay for all documented printing and postage costs incurred by Schwab up to a maximum of $500,000 in the aggregate necessitated by any reallocation by the Depository Institutions pursuant to clause (i) above, and Schwab shall be responsible for all costs and expenses incurred by Schwab and the Broker-Dealers as a result of any reallocation by the Depository Institutions pursuant to clause (ii) above. Schwab shall be deemed to have complied with the Depository Institutions’ reallocation request to the extent that, as of the date of reallocation, the actual reallocation amount(s) is within $0.5 billion of the amount(s) requested. It is expressly understood and agreed that nothing in this clause (n) shall limit the obligations of Schwab and the Broker-Dealers to ensure that the aggregate deposits in the Master Accounts are never less than the then-applicable Floor or greater than the then-applicable Cap. At any time (and from time to time), the Depository Institutions shall have the option in their sole discretion to reallocate Fixed Rate Obligation Amounts among themselves.

(o)    In the event any change in applicable laws, rules or regulations or any guidance, substantive recommendations, requirements, directives, options and interpretations, policies and guidelines by applicable regulatory authorities results in an increase to the cost to the Depository Institutions or the Broker Dealers of implementing, managing and/or overseeing the sweep program contemplated by this Agreement (including the cost of complying with provisions of this Agreement), then, to the extent such increase in such costs is greater than (x) 1 basis point of the aggregate deposits in the Master Accounts (the “Cost Sharing Threshold”) as

of the most recently completed calendar month, but less than (y) 10 basis points of the aggregate deposits in the Master Accounts as of the most recently completed calendar month (the “Cost Sharing Cap”), then the Depository Institutions, on the one hand, and the Broker Dealers, on the other hand, will equally share such increase in costs above the Cost Sharing Threshold, with the party not otherwise responsible for such costs reimbursing the party bearing such costs for 50% of the increase in such costs above the Cost Sharing Threshold. If the increase in costs is greater than the Cost Sharing Cap, the party that is not otherwise responsible for such costs has 30 days to elect to pay for 100% of the costs above the Cost Sharing Cap. If such party does not elect to pay for all of such costs, then the other party (i.e., the party that is bearing such costs) can terminate the Agreement any time, with the Run-Off Period to begin immediately upon such termination, and with the parties to continue to share the increase in costs above the Cost Sharing Threshold and below the Cost Sharing Cap until the end of the Run-Off Period. If such other party does not elect to terminate the Agreement, the parties will continue to share equally in the increase in costs above the Cost Sharing Threshold and below the Cost Sharing Cap. The parties agree to discuss in good faith any ways to minimize or mitigate such increase (or potential increase) in costs. Such discussions may occur before the change (or proposed change) that is expected to result in such increase cost is implemented or effective. For the avoidance of doubt, no party shall be required to disclose to the other party confidential supervisory information which by law may not be disclosed.

6.    Withdrawals from and Closure of a Master Account.

(a)    Subject to Section 5, withdrawals from a Master Account may be made prior to 3:00 p.m., Eastern Time, on any Business Day only by the applicable Broker-Dealer, as agent for its Customers. All withdrawals shall be made no more than once a day on any Business Day pursuant to instructions delivered by such Broker-Dealer, or its respective messenger and are in all cases subject to the requirements of Section 5. Such Broker-Dealer or messenger, as applicable, shall receive evidence of the Depository Institution’s receipt of the withdrawal and transfer instructions for same day funds representing the total of such withdrawals to be made to such Broker-Dealer as agent for its Customers. If directed by such Broker-Dealer or its respective messenger, as applicable, the Depository Institution will transfer funds to accounts at another depository institution. Each Broker-Dealer agrees that upon its receipt of such payment for withdrawals, the Depository Institution shall have no further obligation and shall be discharged as to the Broker-Dealer, and any Customers on whose behalf such payment was made, and that the Depository Institution shall have no further obligation with respect to the funds represented by such withdrawal other than the obligation to pay any accrued and unpaid interest relating to those funds. Any Master Account may only be closed by the Broker-Dealers, as agent for the Customers, in each case subject to the requirements of Section 5.

(b)    Subject in each case to Section 5:

(i)    Each Broker-Dealer utilizing a dual account structure in which Customers’ MMDAs are linked with TAs, as agent for its Customers, may on any Business Day withdraw funds from a Customer’s TA and deposit the funds into the Customer’s MMDA or withdraw funds from a Customer’s MMDA and deposit the funds in the Customer’s TA; provided that any funds in excess of the “threshold” amount for a Customer TA established pursuant to clause (ii) below shall be held in such Customer’s MMDA, except as provided by clause (iii) below. The applicable Broker-Dealer will record such transfers to and transfers from the Customer’s Customer Accounts in its records. The applicable Broker-Dealer will aggregate all such transfers, including transfers pursuant to clauses (ii) and (iii) below, on behalf of its Customers and instruct the Depository Institutions to transfer funds to or from the appropriate TA and linked MMDA by written instructions given to the Depository Institutions, not more than once per Business Day, prior to 3:00 p.m., New York City time, on such Business Day or prior to such other cut-off time as may be established by the Depository Institutions and agreed to by the Broker-Dealers.

(ii)    In their discretion, the Broker-Dealers may establish a minimum or “threshold” amount to be maintained in each Customer TA and such threshold amount may vary from Customer to Customer. On the first Business Day of each month, the Broker-Dealers, as agents for their respective Customers, shall withdraw all funds on deposit in each Customer’s Customer TA, except for such “threshold” amount as the Broker-Dealers may establish in their discretion, and deposit the funds in the related Customer MMDA.

(iii)    If, pursuant to clause (i) above, transfers from a Customer’s Customer MMDA to the related Customer TA in a calendar month reach the applicable limits imposed by Regulation D and relevant interpretations thereunder, the applicable Broker-Dealer, as agent for the Customer, will transfer all balances in such Customer’s Customer MMDA to the related Customer TA for the remainder of the calendar month. Deposits for the remainder of the month will be made to the Customer’s Customer TA.

7.    Registration at the Depository Institutions(a) . Pursuant to instructions received from a Customer , if a Broker-Dealer so advises a Depository Institution, such Depository Institution shall record a money market deposit account on behalf of such Customer on the books and records of the Depository Institution in the name of such Customer if such Customer terminates its agency relationship with respect to the applicable Master Account at the Depository Institution. Upon request, such Broker-Dealer will provide the Depository Institution with confirmation of such Customer’s instructions. To facilitate such recordation in the name of such Customer, and upon direction by such Customer, the Broker-Dealer shall reasonably cooperate with the Depository Institution in establishing the identity of such Customer, including, without limitation, the name, address and taxpayer identification number of such Customer and such other information as the Depository Institution may request in order to comply with applicable law. Upon recordation of a money market deposit account in the name of a Customer, the provisions of this Agreement shall no longer govern the terms of such account and such Broker-Dealer shall have no further obligation with respect to servicing such Customer’s Customer Account.

8.    Books and Records Concerning the Customer and Master Accounts.

(a)    As agent and custodian for the Customers, each Broker-Dealer will maintain, in good faith and in the regular course of business, and in accordance with applicable published requirements of the FDIC (including, without limitation, FDIC requirements for pass-through deposit insurance coverage), books and records setting forth the daily balance and accrued interest in the Customer Accounts and identifying with respect to such Customer

Accounts the names, addresses and social security or tax identification numbers of the Customers and any representative capacity in which the Customers may be acting. It is understood that the names, addresses and social security or tax identification numbers of the Customers, and any representative capacity in which they may be acting, will be maintained on each Broker-Dealers’ books and records in its capacity as agent and custodian for the Customers and will not be disclosed to the Depository Institutions except as otherwise required by law or this Agreement.

(b)    In connection with the Depository Institutions’ compliance with 12 C.F.R. Part 204 (“Regulation D”), each Broker-Dealer, as recordkeeper for the Depository Institutions, shall allow independent auditors, examiners and other authorized representatives of the federal bank regulatory agencies that have appropriate jurisdiction over the Depository Institutions reasonable access from time to time upon request to the books and records of such Broker-Dealer, and each Broker-Dealer shall cooperate with such independent auditors and agencies to the extent necessary to enable the Depository Institutions to comply with their obligations under Regulation D and other regulatory guidelines with regard to such requests for access.

(c)    Each Broker-Dealer shall at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Customer Accounts and Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction.

(d)    Each Broker-Dealer may delegate to a third party service provider its respective duties under this Section 8; provided, that (i) the third party service provider will at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Customer Accounts and Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction and (ii) each such Broker-Dealer will remain liable to the Depository Institutions for such delegated services to the same extent as if such Broker-Dealer had performed it itself.

(e)    Upon request of a Depository Institution, the Broker-Dealers will prepare and deliver to the Depository Institution, as promptly as is commercially reasonable, the following information with respect to any date(s) designated by the Depository Institution in electronic form:

(i)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, in which deposits are being made on that day, setting forth the amount of the deposit to each Customer Account;

(ii)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, from which withdrawals are being made on that day, setting forth the amount of the withdrawals from each Customer Account;

(iii)    a statement of the aggregate balance in each applicable Customer Account after the deposits and withdrawals set forth in the lists described in (i) and (ii) above, respectively, have been effected;

(iv)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, indicating whether each beneficial owner is an individual; an organization that is operated primarily for religious, philanthropic, charitable, educational, political or other similar purpose and that is not operated for profit; the United States; a state, county, municipality or political subdivision thereof; or the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, any territory or possession of the United States or any political subdivision thereof; and

(v)    such other information as the Depository Institution may reasonably request to facilitate or demonstrate its compliance with Regulation D (or any successor regulation).

(f)    Not later than 15 days following the end of each calendar quarter, the Broker-Dealers shall furnish to the Depository Institutions such information, and in such format, as the Depository Institutions may from time to time specify in connection with the preparation of their quarterly Consolidated Reports of Condition and Income (Call Reports) or comparable report to be filed with the OCC, the FDIC or any other member of the Federal Financial Institutions Examination Council.

(g)    Each Broker-Dealer shall at all times comply, and ensure that any third party service provider to which it delegates any of its respective duties under this Section 8 will at all times comply, with the applicable requirements of OCC Bulletin 2005-13 (12 C.F.R. Part 30, Appendix B) and OCC Bulletin 2013-29, and each Broker-Dealer will allow the Depository Institutions access to their books and records and personnel in order to permit the Depository Institutions to maintain and assess compliance with the foregoing requirements by such Broker-Dealer and any such third party service providers.

(h)    The Broker-Dealers will provide the Depository Institutions with the reports described in Exhibit E (at the times set forth therein) and such other reports as the Depository Institutions may reasonably request from time to time in connection with their asset/liability management, liquidity and forecasting or stress testing programs.

(i)    Schwab and the Broker-Dealers will provide on a timely basis to the Depository Institutions all reasonably necessary information and assistance to comply with applicable laws, rules or regulations or interpretations thereof by applicable regulatory authorities relating to this Agreement, including but not limited to 12 CFR Part 370, FR 2052a and Regulation D, as each may be amended from time to time.

(j)    Schwab and the Broker-Dealers will cooperate with the Depository Institutions in conducting such testing of internal controls and systems relating to this Agreement as the Depository Institutions may reasonably request.

9.    Representations and Warranties relating to Broker-Dealers. Schwab on behalf of itself and each Broker-Dealer, represents and warrants to the Depository Institutions as follows:

(a)    Schwab and each of the Broker-Dealers is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)    This Agreement constitutes a legal, valid and binding obligation of Schwab and each of the Broker-Dealers, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c)    Schwab and each Broker-Dealer has full power and authority to do and perform all acts contemplated by this Agreement.

(d)    Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal law, regulation, order, regulatory agreement, or rule applicable to Schwab or any Broker-Dealer, (ii) any material applicable law, rule or regulation of the state in which Schwab or any Broker-Dealer has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of incorporation or bylaws of Schwab or any Broker-Dealer or (iv) any material agreement to which Schwab or any Broker-Dealer is a party or by which it may be bound.

(e)    Each Broker-Dealer is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for its Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the Customers with respect to the Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by such Broker-Dealer on behalf of its Customers or otherwise in connection with this Agreement.

(f)    Each Broker-Dealer either has full power and authority to receive on behalf of, and as agent for, each of the Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Customer Account, including any disclosure information required by law or, if a Broker-Dealer lacks such power and authority, such Broker-Dealer shall deliver such information directly to the Customers within any applicable time periods required by law.

(g)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Schwab or the Broker-Dealers, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Schwab or the Broker-Dealers to perform their obligations under this Agreement.

(h)    The Anti-Money Laundering Programs (as defined below) have been approved by properly authorized officers of Schwab, are overseen, implemented, monitored and enforced by a duly appointed compliance officer and include internal controls and procedures reasonably designed to prevent and detect suspected money laundering and terrorism financing activities. The Anti-Money Laundering Programs provide for ongoing employee training with respect to U.S. Money Laundering and Investor Identification Requirements and the requirements of such programs.

10.    Representations and Warranties of the Depository Institutions. Each Depository Institution, severally and not jointly, represents and warrants to Schwab as follows:

(a)    Such Depository Institution is a national banking association organized and existing under the laws of the United States and regulated by the OCC.

(b)    This Agreement constitutes a legal, valid and binding obligation of such Depository Institution, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting the enforcement of creditors’ rights generally or of creditors of depository institutions the accounts of which are insured by the FDIC.

(c)    Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations with respect to the Master Accounts will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal banking or other law, regulation, order, regulatory agreement, or rule applicable to such Depository Institution or governing the acceptance of deposits, (ii) any material applicable law, rule or regulation of the state in which such Depository Institution has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of association or bylaws of such Depository Institution or (iv) any material agreement to which such Depository Institution is a party or by which it may be bound.

(d)    Such Depository Institution has obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority of the federal government or the state in which such Depository Institution has its principal place of business that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution of this Agreement or the consummation by the Depository Institution of the transactions contemplated by this Agreement including, without limitation, the offering of Customer Accounts to the Customers.

(e)    The deposits made at such Depository Institution are insured by the FDIC to the fullest extent permitted by law and the Customer Accounts will be eligible for FDIC insurance for each Customer identified on the records maintained pursuant to Section 8 for each recognized legal capacity for which the Customer is eligible, subject to (i) FDIC aggregation rules for other accounts held by a Customer with such Depository Institution and (ii) such Depository Institution recording the Master Accounts as set forth in Section 3.

(f)    As of the date hereof, such Depository Institution is “well capitalized,” as defined in 12 C.F.R. Section 337.6, and may accept, renew or roll over “brokered deposits,” as defined in 12 C.F.R. Section 337.6, without obtaining a waiver from the FDIC. Such Depository Institution will notify the Broker-Dealers promptly (and in any event within two (2) Business Days of learning of the relevant occurrence) upon the occurrence of any event that causes, or could reasonably be expected to cause, any changes in such Depository Institution’s capital category.

(g)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of such Depository Institution, threatened by any governmental agency which could reasonably be expected to materially impair the ability of such Depository Institution to perform its obligations under this Agreement.

(h)    The information provided by such Depository Institution expressly for inclusion in the Broker-Dealers’ disclosures to Customers (collectively, the “Customer Disclosures”) is true and accurate in all material respects.

(i)    As of the date hereof, such Depository Institution is not the subject of or party to a memorandum of understanding or any supervisory agreements, mandated board resolutions, cease-and-desist orders, consent agreements, or regulatory restrictions that would, directly or indirectly, materially impair its ability to perform its obligations under this Agreement.

(j)    Deposits of Customers in the Master Accounts at such Depository Institution are entitled to the priority provided to “deposit liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.

(k)    No applicable law or regulation of the state of such Depository Institution’s principal place of business or any political subdivision thereof imposes any state or local income or franchise tax with respect to any Customer’s interest in a Master Account established by a nonresident of such state.

11.    General Covenants.

(a)    Each Broker-Dealer, as recordkeeper for the Depository Institutions, will maintain the applicable MMDAs and Customer MMDAs in accordance with the definition of “savings deposit” in 12 C.F.R. Section 204.2(d)(2), and interpretations of the Federal Reserve thereunder, including the transfer and withdrawal restrictions contained therein. Without limiting the foregoing, the Broker-Dealers shall ensure that all transfers and withdrawals to and from the MMDAs and Customer MMDAs effected pursuant to this Agreement, including Section 6 hereof, comply with the applicable requirements of Regulation D for “savings accounts”, including all necessary recordkeeping in respect thereof.

(b)    Each Broker-Dealer will prepare and file, on a timely basis and in the manner prescribed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and applicable regulations thereunder, all information returns that may be required by such Broker-Dealer in whatever capacity with respect to its respective Master Accounts (with the customary copies thereof for state and local taxing authorities) and will furnish a copy of all information returns and notifications prescribed by the Internal Revenue Code and applicable regulations thereunder with respect to any Customer holding a Customer Account to the Customer; provided, however, that in the event such Broker-Dealer does not have available to it the information required to complete such information return and such information is available to the Depository Institution(s), such Broker-Dealer shall request such information from the Depository Institution(s) and upon receipt of such information in a timely manner, such Broker-

Dealer shall prepare and file such return in an timely manner. Each Broker-Dealer will cause to be obtained and retained in its files any necessary exemption certificates from its respective Customers with respect to the filing of any information return and the withholding of taxes

(c)    Each Broker-Dealer will withhold in a timely and proper manner any and all taxes required to be withheld under applicable law in connection with the payment or crediting of any interest on any beneficial interest in the applicable Master Accounts and will pay in a timely and proper manner such amount to the appropriate governmental agency or its designated agent.

(d)    Each Broker-Dealer shall, with respect to their Customer Accounts, comply with applicable U.S. Money Laundering and Investor Identification Requirements and implement, verify and maintain appropriate procedures to verify suspicious transactions and the source of funds for the Customer Accounts.

(e)    Each Broker-Dealer has implemented and will maintain appropriate programs (“Anti-Money Laundering Programs”) reasonably designed to ensure compliance with all regulations, orders and policies concerning matters such as the identity of the Customers and the sources of funds that are handled pursuant to this Agreement, including the Bank Secrecy Act and the USA PATRIOT Act, and all regulations issued thereunder, Executive Order No. 13224 and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (together, “U.S. Money Laundering and Investor Identification Requirements”).

(f)    Each Broker-Dealer will provide prompt notice to the Depository Institutions of any material changes to the Anti-Money Laundering Programs and will also provide, within 30 days after the end of each fiscal year for Schwab, an annual Wolfsburg certification that confirms, among other things, that for the relevant period the Broker-Dealers have maintained an Anti-Money Laundering Program that is reasonably designed to comply with applicable U.S. Money Laundering and Investor Identification Requirements and such other information as the Depository Institutions may reasonably require from time to time to verify such Broker-Dealer’s compliance with applicable U.S. Money Laundering and Investor Identification Requirements.

(g)    Each Depository Institution shall provide all services specified herein to be provided by the Depository Institution in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

(h)    Each Depository Institution agrees to provide written notice to Schwab as promptly as reasonably practicable if TD no longer owns or controls, directly or indirectly, a majority of the issued and outstanding voting securities of either or both Depository Institutions.

(i)    Each Depository Institution will provide notification as promptly as reasonably possible (and in any event within 2 days of learning of the relevant action or information) to Schwab of any action by the FDIC or by such Depository Institution to terminate such Depository Institution’s FDIC insured status.

(j)    The Master Accounts will not at any time be subject to any right, charge, security interest, lien or claim of any kind against the Broker-Dealers in favor of the Depository Institutions or any person claiming through the Depository Institutions, and the Depository Institutions will not exercise any right of set-off or recoupment against the Master Accounts.

12.    Master Account Description, Statements and Disclosures.

(a)    Except as provided in this Section 12(a) or as required to comply with this Agreement (including Section 5 hereof), Schwab and the Broker-Dealers will have sole and unilateral discretion as to how to manage their accounts and relationships with their Customers (including any terms or conditions of Customer Accounts or sweep programs, and any notifications and disclosure with or to Customers). Notwithstanding the foregoing sentence, Schwab and the Broker-Dealers agree to provide the Depository Institutions any new or amended disclosures of any sweep programs of Schwab or the Broker-Dealers (including the “Cash Features” program or any similar or successor program) that lists the banks and terms of the sweep program. Schwab’s and the Broker-Dealer’s disclosure of these communications to the Depository Institutions does not grant the Depository Institutions any right to approve or reject those communications; and the Depository Institutions’ response or failure to respond shall not be deemed a waiver of any rights, or of any of Schwab’s and the Broker-Dealers’ obligations, under this Agreement. The foregoing shall not limit any rights or remedies of the Depository Institutions under this Agreement or otherwise with respect to any Customer Disclosure that is misleading or inaccurate or that results in (or may reasonably be expected to result in) a breach of this Agreement.

(b)    The Broker-Dealers agree to periodically provide each Customer with a statement on a monthly, quarterly or other basis permitted by law, which shall reflect each deposit to or withdrawal from the Customer Account during the previous period, the closing balance of such Customer Account at the end of the previous period, and the amount of interest earned on funds in such Customer’s Customer Account during the previous period. The parties acknowledge that the Depository Institutions will have no responsibility for providing such periodic statements or for the completeness or accuracy thereof.

(c)    Upon establishment of a Customer Account by a Customer, the Broker-Dealers shall provide the Customer with information regarding the date of the initial deposit to the applicable Master Account, the name of the Depository Institution, and the fact that the Broker-Dealers will receive from the Depository Institution the fee described in Section 5 hereof.

13.    Indemnification.

(a)    Each Depository Institution agrees, severally and not jointly, to indemnify and hold harmless Schwab and the Broker-Dealers and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of such Depository Institution’s material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)    Schwab agrees to indemnify and hold harmless the Depository Institutions and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of a material breach of any of the representations, warranties, covenants or other agreements of Schwab or a Broker-Dealer set forth in this Agreement.

(c)    For purposes of this Section 13, the party obligated to provide the indemnity described in Sections 13(a) and 13(b) will be referred to as the “Indemnitor” and the party receiving the benefit of such indemnity will be referred to as the “Indemnitee.” In the event of indemnifiable costs arising out of or related to a claim by a third-party against the Indemnitee, the Indemnitee shall give the Indemnitor prompt written notice of any claim for indemnification; provided, that the Indemnitee’s failure to give such prompt notice shall not relieve the Indemnitor of its indemnification obligation except to the extent that the Indemnitor was materially prejudiced by such failure. In the event of a third-party claim, the Indemnitor shall have no obligation pursuant to Section 13(a) or 13(b), as applicable, unless the Indemnitee permits the Indemnitor to assume and control the defense of the related claim, suit, action or proceeding, with counsel chosen by the Indemnitor (who must be reasonably acceptable to the Indemnitee). The Indemnitor shall not enter into any settlement or compromise of any such claim, suit, action or proceeding without the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld.

(d)    Notwithstanding the foregoing, the Indemnitee may, at its own option and expense, employ counsel to monitor any claim for which it is entitled to indemnification under this Section 13, and counsel for the Indemnitor shall provide cooperation and assistance to such counsel for the purpose of apprising the Indemnitee of the status of such proceeding, including the status of settlement negotiations, if any. Nothing in this Agreement shall be deemed to limit or eliminate the right of a party at any time to waive indemnification to which it is otherwise entitled pursuant to this Section 13 by independently defending or settling any claim on its own behalf; provided, that the party exercising this right will provide the other party with prompt written notice of its intent to do so, and such party agrees that it will not be entitled to seek any other remedy against the other with respect to the subject matter of the claim for which it has waived indemnification.

(e)    Notwithstanding any other provision in this Agreement (other than as otherwise provided in or by Section 5 or Exhibit B), neither party will be liable to the other for:

(i)    special, indirect, consequential, punitive, exemplary or incidental damages of the other party of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, except in any such case for amounts awarded by a final judicial determination or settlement to third parties; or

(ii)    any delay or failure to perform its obligations under this Agreement to the extent that such delays or failures result from causes or circumstances beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier, utility or internet or communication systems, severe weather, disruptions to the operations of markets, or other causes commonly known as “acts of God”; in any such event, in order to be so excused from such delay or failure to perform, the party so affected must give written notice of the cause of such delay or failure to the other party as promptly as practicable and use reasonable efforts to remedy the cause of such delay or failure if practicable and take all reasonable actions as may be appropriate to continue performance under this Agreement.

(iii)    The parties acknowledge and agree that the foregoing Sections (e)(i) and (e)(ii) shall not limit the obligations of Schwab and the Broker Dealers to make Nonperformance Payments (or other payments contemplated by Section 5 or Exhibit B) as and when required in accordance with Section 5 and Exhibit B or impair the reduction of the Sweep Arrangement Fee as provided for in Section 5.

14.    Term; Termination; Related Procedures.

(a)    The initial term of this Agreement shall expire on July 1, 2034 (the “Initial Expiration Date”) and will automatically renew for a term that is five (5) years from such Initial Expiration Date (for purpose of clarity, such initial renewal term would expire on July 1, 2039) and from each subsequent fifth anniversary of the prior expiration date unless, in the case of any such renewal term, Schwab, on the one hand, or the Depository Institutions, on the other hand, have given the other written notice of non-renewal at least two (2) years prior to (x) the Initial Expiration Date (for purposes of clarity, such date of notice being July 1, 2032), or (y) prior to the expiration date of any subsequent renewal term of this Agreement. If none of the parties gives written notice of non-renewal at least two (2) years prior to the end of a five-year renewal term, this Agreement shall automatically renew for a successive five-year term at the end of such renewal term.

(b)    The Depository Institutions shall have the right to terminate this Agreement by written notice to Schwab (i) in order to comply with any order or directive received by the Depository Institutions or TD Parent from any applicable regulatory agency, including, without limitation, OSFI, the Federal Reserve, the OCC and the FDIC, to terminate this Agreement or (ii) pursuant to Section 5(o) above.

(c)    Schwab shall have the right to terminate this Agreement by written notice to the Depository Institutions (i) in order to comply with any order or directive received by the Schwab or the Broker-Dealers from any applicable regulatory agency, including, without limitation, the Securities and Exchange Commission, the Financial Industry Regulatory Authority or the Federal Reserve, to terminate this Agreement or (ii) pursuant to Section 5(o) above.

(d)    Schwab and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if TD Parent no longer owns, directly or indirectly, a majority of the issued and outstanding shares of common stock of either or both of the Depository Institutions; provided, that Schwab shall not have a right of termination pursuant to this Section 14(d) as long as TD Parent, directly or indirectly, is able to provide the Broker-Dealers through an Affiliate of TD Parent, without material interruption to their Customers, with sweep deposit accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Broker-Dealers hereunder immediately prior to the date on which the termination event provided for in this Section 14(d) first occurred.

(e)    During such time as any deposits in the Master Accounts constitute “brokered deposits” for purposes of 12 C.F.R. 337.6, Schwab and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if both Depository Institutions are deemed (x) “adequately capitalized,” as defined in 12 C.F.R. Section 337.6, and has failed to obtain the waiver referenced in 12 C.F.R. Section 337.6(c) within 180 days of such Depository Institutions being deemed adequately capitalized, or (y) “undercapitalized,” as defined in 12 C.F.R. Section 337.6 or any lower category set forth therein; provided, that Schwab shall not have a right of termination pursuant to this Section 14(e) as long as TD Parent, directly or indirectly, is able to provide the Broker-Dealers, through an Affiliate of TD Parent without material interruption to their Customers, with sweep deposit accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Broker-Dealers hereunder immediately prior to the date on which the termination event provided for in this Section 14(e) first occurred, provided further that if at any time the Depository Institutions are either (a) deemed to be “adequately capitalized” as defined in 12 C.F.R. Section 337.6 and have not received and continue to benefit from an effective waiver referenced in 12 C.F.R. 337.6(c) within the 180 day period referenced in clause (x) above, or (b) deemed to be “undercapitalized” as defined in 12 C.F.R. Section 337.6 or any other lower category set forth therein, then Schwab and the Broker Dealers shall have the right to sweep new or rollover funds (but, for the avoidance of doubt, not the right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date) to one or more other depository institution of their choice (which may, for the avoidance of doubt, include one or more depository institution controlled by Schwab), but only for such period of time until the Depository Institutions no longer are viewed as falling within conditions (a) or (b) above.

(f)    In the event that Schwab or any Broker-Dealer, on the one hand, or either Depository Institution, on the other hand, materially breaches any of their respective representations or covenants set forth in this Agreement, as applicable, and fails to cure such breach within 90 days of receipt of written notice of such breach from the non-breaching parties if any regulatory action is required to cure such breach (or, if no regulatory action is required to cure such breach, within 45 days of receipt of written notice of such breach), the non-breaching parties shall have the right to terminate this Agreement upon written notice to the breaching parties.

(g)    Each of the parties agree that it will not exercise its right to terminate this Agreement (unless in the case of a termination pursuant to Section 14(b) or Section 14(c) an immediate termination of this Agreement is required to comply with any applicable law, regulation, order or directive) until the CEO of Schwab and the CEO of TD Parent have had a reasonable opportunity to discuss the circumstances that give rise to the right of termination and are unable to resolve the matter within ninety (90) days after the referral of the matter to them.

(h)    Any termination of this Agreement pursuant to Sections 14(b)-14(f) shall become effective in accordance with the term thereof, in which case the Agreement shall immediately enter the Run-Off Period (as defined below) (unless and to the extent, in the case of a termination pursuant to Section 14(b) or Section 14(c), such Run-off Period is not permitted by applicable laws, regulations, orders or directives, in which case such run-off shall be conducted in compliance with such applicable laws, regulations, orders or directives). In the case of an expiration of this Agreement pursuant to Section 14(a), upon such expiration, this Agreement shall immediately enter the Run-Off Period. The “Run-Off Period” is the period in which (x) the amount of aggregate deposits in the Master Accounts shall not be allowed by Schwab to increase above the amount that is then in such Master Accounts (and therefore no new deposits will be made to the Master Accounts); and (y) other than upon expiration of the Agreement pursuant to Section 14(a) (which is addressed in Section 14(i) below), the Broker-Dealers shall withdraw, without regard to the Floor: (i) within 24 months following any termination pursuant to Sections 14(b)-14(f), the deposits in the Master Accounts that are not Fixed Rate Obligation Amounts and (ii) within 24 months following any termination (only as set forth in Section 14(i)) or maturity of a Fixed Rate Obligation Amount, the deposits that had previously been designated as such Fixed Rate Obligation Amount; provided that, except as set forth in Section 5(g) or Section 14(i), in the Run-Off Period the Broker-Dealers shall have no right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date (and therefore the Broker-Dealers shall have no right to withdraw any deposits that have been designated as Fixed Rate Obligation Amounts prior to the applicable maturity date). Any Nonperformance Payment Trigger Events occurring in the Run-Off Period shall result in Nonperformance Payments being owed as set forth in Exhibit B.

(i)    Upon expiration of the Agreement pursuant to Section 14(a) (but, for the avoidance of doubt, not in connection with a termination of this Agreement pursuant to Sections 14(b) through 14(f) or during any Run-Off Period related thereto), within 24 months following such expiration, the Broker-Dealers shall withdraw all deposits from the Master Accounts including any deposits designated as Fixed Rate Obligation Amounts prior to the maturity date of such Fixed Rate Obligation Amounts, and the Broker-Dealers shall pay the Depository Institutions the Economic Replacement Value (as defined in Exhibit B) with respect to any such Fixed Rate Obligation Amounts that are terminated prior to their respective maturity dates. Upon delivery of written notice (“Exemption Notice”) to the Depository Institutions at least two years prior to the beginning of the Exempt Period (as defined below), the Broker-Dealers may during the five year period prior to the expiration of the term of this Agreement as determined pursuant to Section 14(a) (such five year period, the “Exempt Period”) establish new Fixed Rate Obligation Amounts (the “Exempt Fixed Rate Obligation Amounts”) that comply with the requirements set forth in Section 5.

(j)    Any right to terminate this Agreement pursuant to Sections 14(b)-14(f) shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies under this Agreement or available at law or in equity.

15.    Survival. Following expiration or termination of this Agreement pursuant to Section 14 hereof, Sections 13, 14, 15, 16, 19, 20, 21, 24, 25 and 27 shall survive any such expiration or termination. All other sections of this Agreement shall survive until the Master Accounts established at the Depository Institutions are closed.

16.    Confidentiality.

(a)    Schwab and the Depository Institutions mutually acknowledge that, in the course of their dealings with each other in connection with this Agreement, each may learn Confidential Information of or concerning the other party or third persons to whom the other party has an obligation of confidentiality. For the purposes of this Agreement, “Confidential Information” shall mean, with respect to any person, any confidential, business, trade secret, proprietary or other like information that is provided, produced or disclosed by such person in connection with performance of this Agreement, whether in written, electronic or oral form, whether tangible or intangible, and whether or not labeled or designated as “confidential,” which the receiving party would reasonably understand under the circumstances to be considered confidential by the disclosing party. Confidential Information also includes any information regarding the contents of this Agreement.

(b)    Each party shall treat all Confidential Information received from the other party as proprietary, and shall not disclose such Confidential Information orally or in writing to any third party without the prior written consent of the other applicable party, and shall not appropriate any of such Confidential Information for its own use or for the use of any other person. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information, but in no event shall such precautions be less than reasonable or as required by applicable law.

(c)    Upon the request of another party following the termination of the Agreement and the closing of the Master Accounts, each party shall (a) to the extent practical return to such other party or destroy all tangible items containing any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, and (b) remove from its computer systems any record in electronic form that contains any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. Any party may further require that the other parties certify in writing that they have fulfilled their obligations under this Section 16(c).

(d)    Notwithstanding anything herein to the contrary, each party may keep records of the other parties’ Confidential Information for recordkeeping as required by applicable law or by best practices of archival and disaster recovery systems; provided, that the confidentiality of all such Confidential Information is maintained in a manner consistent with the requirements of this Agreement. The obligations of this Section 16 extend to the employees, agents, service providers and subcontractors of each party and their respective Affiliates, and each party shall inform such persons of their obligations under this Section 16.

(e)    Nothing in this Agreement shall be construed to restrict disclosure or use of any information otherwise constituting Confidential Information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third person having the right to disclose it without an obligation of confidentiality; or (d) is independently developed by the receiving party without the participation of any persons who have had access to the other party’s Confidential Information.

(f)    Each party shall, upon learning of any unauthorized disclosure or use of another party’s Confidential Information, notify such other party promptly and cooperate fully with such party in protecting its Confidential Information.

(g)    If any party believes it is required, by applicable law or by a subpoena or order of a court, regulatory agency or self-regulatory organization having appropriate jurisdiction, to disclose any of another party’s Confidential Information, subject to applicable law that may prohibit the rendering of such notification, it shall promptly notify the applicable party prior to any disclosure and shall make all reasonable efforts to allow such other party an opportunity to seek a protective order or other judicial relief. Despite any contrary provision in this Agreement, if the party seeking to prevent disclosure of such Confidential Information does not obtain a protective order or other judicial relief within a reasonable period of time, the party required to disclose the Confidential Information may disclose such information only to the extent required and will continue to treat the Confidential Information in accordance with this Agreement for all other purposes. Notwithstanding the foregoing and in connection with the Depository Institutions’ compliance with Regulation D, if a Depository Institution receives a request for information regarding a Customer Account at such Depository Institution from a federal bank regulatory agency with jurisdiction over such Depository Institution, the Depository Institution will inform Schwab, of the request and Schwab, will provide (or cause the Broker-Dealers to provide) the information sought as soon as possible, but in any event within ten (10) days. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will prevent a party from disclosing any Confidential Information to any regulatory authority having jurisdiction over it or its subsidiaries in connection with ordinary course reporting/discussions between it or its subsidiaries and such authorities, or as may otherwise be required by law or regulation and, accordingly, the prohibitions of disclosure, obligations of notice and related provisions in this Agreement do not apply to any such disclosure to any such regulatory authority.

(h)    Each party, with reasonable notice to the other parties and during normal business hours, shall have the right to inspect the other parties’ books and records relating to this Agreement, no more frequently than once per calendar year, in order to monitor the other parties’ compliance with applicable privacy policies, laws and regulations. The party requesting the inspection shall bear all costs in connection with such inspection. Each party agrees that it shall not interfere with the ordinary and normal course of the other parties’ business in conducting the inspection.

(i)    The parties acknowledge that disclosure of any Confidential Information by the party receiving it will cause irreparable injury to the disclosing party, its customers and other persons, and is inadequately compensable in monetary damages. Accordingly, a party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 16, in addition to any other remedies in law or equity, and no party will raise the defense of an adequate remedy at law in opposition to any such petition for injunctive relief. This Section 16(i) shall not apply to disclosures required by applicable law, as provided in, and under the conditions of Section 16(g) hereof.

17.    Notices.

(a)    All notices under the Agreement will be in writing and will be sent:

if to TD Bank USA, to:

TD Bank USA, National Association

1701 Route 70 East

Cherry Hill, NJ 08034

Attention:    Ellen Glaessner

Email:          [***]

if to TD Bank, to:

TD Bank, National Association

1701 Route 70 East

Cherry Hill, NJ 08034

Attention:    Ellen Glaessner

Email:          [***]

In each case, with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:    Lee A. Meyerson

                    Ravi Purushotham

E-mail:        lmeyerson@stblaw.com

                     rpurushotham@stblaw.com

If to Schwab, to:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:    Peter Crawford

                    Peter Morgan

Email:          [***]

                    [***]

With a copy (which shall not constitute notice) to:

Cooley LLP

11951 Freedom Plaza

Reston, VA 20190

Attention:    David A. Vogel

Email:          dvogel@cooley.com

(b)    All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when delivered; (ii) when sent by registered, certified or express mail, on the earlier of the third Business Day after the date of deposit in the United States mail or the date of receipt; and (iii) when sent by email, telegram, telecopy, overnight delivery or other form of rapid transmission, when receipt of such transmission is received by the sender.

18.    Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated herein.

19.    Governing Law; Exclusive Forum; Jury Trial Waiver.

(a) This Agreement and all rights and obligations of the parties hereunder, and any controversy or claim arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law rules or principles.

(b)    Each party agrees that it will bring any action or proceeding in respect of any controversy or claim directly or indirectly arising under, out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, in connection with claims directly or indirectly arising under, out of or related to this Agreement or the transactions contemplated hereby, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 17.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER, OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING UNDER, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20.    Assignment. None of Schwab, on the one hand, or the Depository Institutions, on the other hand, may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other party; provided, however, that such consent shall not be required for an assignment by (i) any Depository Institution to another depository institution that is an Affiliate of TD Parent in order to effectuate the terms set forth under the provisos found in Sections 14(d) and 14(e), or (ii) Schwab to any Broker Dealer; provided no such assignment shall relieve Schwab of any of its obligations hereunder. Any other attempted assignment or delegation in violation of this Section 20 shall be void. This Agreement shall be binding upon all successors and permitted assigns of each party, irrespective of any change with regard to the name of or the personnel of any party.

21.    Court Fees and Damages. In the event of suit by any of the parties to enforce this Agreement, the prevailing party shall be entitled to such court costs and attorneys’ fees as the court deems reasonable.

22.    Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations, non-objections, acknowledgements and proposals, whether written or oral, with the exception of any confidentiality agreements that may have been entered into by the parties prior to the execution of this Agreement.

23.    Invalidity. If any provision or condition of this Agreement is held invalid or unenforceable by any court or regulatory agency, such invalidity or unenforceability attaches only to such provision or condition, and the validity of the remaining provisions and conditions remain unaffected and shall be enforced to the fullest extent permitted by applicable law or regulation.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

25.    Headings. The division of this Agreement into sections, clauses, paragraphs or subdivision and the insertion of headings are for convenience only and shall not affect the construction or interpretation. This Agreement shall be read and interpreted with all changes of gender or number required by the context to the ordinary and usual meanings of words, but words with recognized technical or trade meanings shall be interpreted according to such recognized meanings.

26.    References to Statutes, Rules or Regulations. Any reference to a statute, rule or regulation in this Agreement is deemed also to refer to any amendment or successor provision to that statute, rule or regulation.

27.    Gramm-Leach-Bliley Compliance and Related Matters.

(a)    The Depository Institutions and Schwab hereby acknowledge that they are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. Section 6801 et seq., pursuant to which regulation the Broker-Dealers are required to obtain certain undertakings from the Depository Institutions, and the Depository Institutions are required to obtain certain undertakings from the Broker-Dealers, with regard to the privacy, use and protection of nonpublic personal financial information of their respective Customers or prospective customers. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Depository Institutions and the Schwab (on behalf of the Broker-Dealers) agree that (i) they shall not disclose or use any Customer Data except to the extent necessary to carry out obligations under this Agreement and for no other purpose; (ii) they shall not disclose Customer Data to any third party, including, without limitation, third party service providers without the prior consent of each other and an agreement in writing from the third party to use or disclose such Customer Data only to the extent necessary to carry out the Depository Institutions’ obligations or the Broker-Dealers’ obligations under this Agreement, and for no other purposes; (iii) they shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect Customer Data from unauthorized disclosure or use; and (iv) they shall provide each other with information regarding such security measures upon reasonable request and promptly provide information regarding any failure of such security measures or any security breach related to Customer Data. The Broker-Dealers shall provide all Customers with copies of the Broker-Dealers’ privacy policies as in effect from time to time, and comply with the provisions of such policies. In furtherance of the foregoing, the Broker-Dealers shall take appropriate remedial actions upon the occurrence of any breach of such privacy policies or any federal or state privacy, customer information security or similar laws, regulations or guidelines. The obligations set forth in this Section 27 shall survive termination of this Agreement.

(b)    For purposes of this Agreement, “Customer Data” means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of Customers or prospective customers (and/or each Broker-Dealer’s Affiliates) received by a Depository Institution, or of a Depository Institution’s customers or prospective customers received by a Broker-Dealer, in connection with the performance of obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number; (ii) the fact that an individual has a relationship with such Depository Institution or a Broker-Dealer and/or its respective Affiliates; or (iii) an individual’s account information.

(c)    The Broker-Dealers and the Depository Institutions may disclose Customer Data (i) pursuant to a request by any governmental or regulatory agency or individual body having authority or jurisdiction over the Broker-Dealers or the Depository Institutions, as the case may be, pursuant to a request or order under applicable laws or regulations, and (ii) to regulatory examiners, their Affiliates, auditors, and counsel in connection with the transactions contemplated hereby. In the event a subpoena or other legal process concerning Customer Data disclosed by a Depository Institution to the Broker-Dealers, or the Broker-Dealers to the Depository Institution, is served upon a Broker-Dealers or a Depository Institution, as the case may be, such Broker-Dealer or such Depository Institution, as the case may be, agrees that it will notify the other promptly upon receipt of such subpoena or other legal process and will reasonably cooperate with the other in any lawful effort by the other to contest the legal validity of such subpoena or other legal process.

28.    Litigation.

(a)    Schwab and each Broker-Dealer will promptly advise the Depository Institution of any legal or administrative action of which Schwab or such Broker-Dealer obtains knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Customer Accounts as contemplated by this Agreement.

(b)    Each Depository Institution will promptly advise Schwab of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Customer Accounts as contemplated by this Agreement.

29.    No Recourse to the Broker-Dealers. It is understood and agreed that none of the Broker-Dealers is a guarantor of, and shall in no way be liable to perform, the obligations of the Depository Institutions under the Master Accounts.

30.    Business Continuity Plan. Each of the Depository Institutions and Schwab warrants that it has and will maintain throughout the term of this Agreement a written business continuity plan (“BCP”) to enable it to recover and resume the services provided by it to the other party or parties under this Agreement within one Business Day in the event of any disruptive event. Each of the Depository Institutions and Schwab further represents and warrants that it has tested its BCP and will continue to conduct sufficient ongoing verification testing for the recovery and resumption of services provided to the other party or parties under this Agreement and will update its BCP at least annually. Each party will notify the other party or parties within 30 days of any material alterations to its BCP that would impair its ability to recover and resume any interrupted services it provides to the other party or parties. Upon request by the other party or parties, each party will provide to the other party or parties a description of its BCP procedures as they relate to the recovery and resumption of the services provided to the other party or parties accompanied by a written certification that the BCP has undergone review and testing to account for any changes to such services. Each party will promptly notify the other party or parties of any actual, threatened, or anticipated event that does or may disrupt or impact the services provided by it to the other party or parties pursuant to this Agreement and will cooperate fully with the other party or parties to minimize any such disruption and promptly restore and recover the services.

31.    Amendments. The terms of this Agreement may not be modified, supplemented or rescinded by a party to this Agreement except in writing signed by each party to be bound by such modification, supplement or rescission.

32.    Benefit of the Parties. This Agreement is entered into for the sole and exclusive benefit of the parties hereto. Except as to the Releasees with respect to the Release in Section 35(b) through Section 35(h), nothing in this Agreement shall be construed to grant any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

33.    No Agency. Each party represents and warrants that it is an independent contractor with no authority to contract for the other party or in any way to bind or to commit the other party to any agreement of any kind or to assume any liabilities of any nature in the name or on behalf of the other party. Under no circumstances will either party, or any of its employees, hold itself out as or be considered an agent, employee, partner or joint venturer of the other party.

34.    No Waiver. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. All rights or remedies of a party specified in this Agreement and all other rights or remedies that either party may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by the party seeking enforcement or not, shall be deemed to be in exclusion of any other right or remedy of such party.

35.    Amendment and Restatement of the 2019 IDA.

(a)    Each of the parties hereto hereby agrees that this Agreement amends, restates and supersedes the 2019 IDA, which is superseded and of no further force or effect except as provided in Section 4(c).

(b)    These Sections 35(b) through 35(h) constitute a “Release” between the two “Parties.” One “Party” is the Depository Institutions; the other “Party” is Schwab and the Broker-Dealers. The “Related Parties” of each Party shall include all that Party’s respective present, future or former parents, subsidiaries, affiliates, predecessors and successors, and each of the directors, officers, insurers, trustees, attorneys, beneficiaries, employees, agents, or representatives of any of the foregoing.

(c)    Each Party, on behalf of itself and its respective Related Parties (each, a “Releasor”), hereby forever, fully, and finally releases and discharges each and every other Party and its respective Related Parties (each, a “Releasee”) from any and all actions, causes of action in law or in equity, suits, liens, debts, dues, fees, premiums, sums of money, demands, obligations, damages, punitive damages, losses, costs or expenses, and attorney’s fees of any nature whatsoever, including without limitation any claims based on breach of contract, reformation, mistake, fraud, fraudulent inducement, misrepresentation, unjust enrichment, rescission, indemnity, contribution or other legal duty, legal fault, offense, quasi-offense, or any other theory, whether direct or derivative, arising on or before the date hereof under, out of, or related in any way, in whole or in part, to the 2019 IDA; excepting, however, indemnity claims based on claims asserted against any Releasor by a third-party that is unaffiliated with that Releasor. Each Party represents and warrants that as of the Effective Date of this Release it is not aware of any threatened or pending third-party claim that may give rise to an indemnity claim.

(d)    Upon the date of this Agreement, this Release and the releases reflected herein shall be effective as a full and final accord and satisfaction and release of all the claims released herein.

(e)    Each Party acknowledges that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to the claims released herein, but each Party, on behalf of itself and its respective Related Parties, shall have fully, finally, and forever released and discharged any and all such claims, as provided in this Release, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed or may exist in the future upon any theory of law or equity now existing or coming into existence in the future. The Parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her release with the debtor or released party.

(f)    Each Party, on behalf of itself and its respective Related Parties, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law or equitable principles in any jurisdiction of similar effect, with respect to each and every other Party and its respective Related Parties.

(g)    Each Party, on behalf of itself and its respective Related Parties, covenants not to bring any claim released by this Release before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, a counterclaim, or a third-party claim. Each Releasee may plead this Release as a complete bar to any claim brought in derogation of this covenant not to sue.

(h)    The Parties each acknowledge and agree that this Release constitutes a compromise and release of disputed claims. Neither this Release, nor any of its terms and provisions, shall be deemed an admission or concession of any liability, fault, or wrongdoing. Moreover, neither this Release nor any of its terms and provisions can be used in any action or proceeding of any kind for any purpose whatsoever except to the extent necessary to enforce this Release or seek redress for any breach thereof

36.    Authorized Representative of the Broker-Dealers. Whenever any provision of this Agreement requires the Depository Institutions to give any notice or instructions to or receive notice or instructions from the Broker-Dealers, the Depository Institutions may give such notice or instructions or rely on such notice or instructions from Schwab, acting on behalf of the Broker-Dealers.

37.    Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement (including any disagreement with respect to its interpretation or any claim or allegation that another party hereto has not complied with the terms thereof), following notice from one party hereto to the other parties hereto that such a dispute exists (which notice shall include reasonably detailed information concerning the nature of such dispute, and shall expressly invoke this Section 37) (a “Dispute Notice”), the parties hereto will in good faith attempt to resolve such dispute in accordance with the following procedures:

(a)    The relationship managers for this Agreement designated by TD Parent and Schwab from time to time by written notice to the other parties will attempt to resolve the dispute. If such individuals are unable to resolve the dispute within 5 Business Days after the Dispute Notice was provided, then the dispute will be escalated to the Chief Executive Officers of TD Parent and of Schwab. If the Chief Executive Officers are unable to resolve the dispute within 5 Business Days then each party hereto may take whatever steps are necessary to protect its interests (except for a dispute within the scope of section (c) below).

(b)    Any dispute (except as set forth in section (c) below) will not be the subject of litigation or any formal proceeding before the parties hereto have attempted to resolve such dispute in accordance with the procedures set forth in clause (a); provided that notwithstanding anything herein to the contrary, any party hereto may, while simultaneously complying with the above described procedures, seek injunctive or equitable relief to the extent reasonably necessary to protect its rights or prevent harm to its interests prior to the conclusion of such dispute procedures.

(c)    If the dispute concerns a disagreement about the amount of Nonperformance Payments due to the Depository Institutions, and if the Chief Executive Officers are unable to resolve the dispute within 5 Business Days as provided in section (a) above, the parties agree that the dispute will be determined by a nationally recognized independent accounting firm (or other independent financial expert with experience in resolving payment disputes) selected by mutual agreement of the parties (the “Expert”). If the parties are unable to agree on the selection of an Expert within 30 Business Days after the expiration of the time specified in (a) above, then the provisions of this clause (c) shall not apply. If the parties are able to timely agree on the selection of an Expert, then such Expert, acting as an expert and not as an arbitrator, will make its determination based solely on written submissions to the Expert by the parties or any oral presentation (or additional written materials) requested by the Expert but, in any event, not by independent review. Within ten (10) Business Days of the submission of any disputed items to the Expert, the parties shall concurrently deliver supporting documentation (in writing) to the Expert (with a copy to the other party). The parties agree that all communications with or to the Expert will include the other party and that there will be no ex parte communications with the Expert (including with the personnel of the Expert assigned to resolve such disputes) with respect to any dispute. The parties shall instruct the Expert to render a written decision resolving such disputes within fifteen (15) Business Days after such written submissions (or, if later, the date of any oral presentations requested by the Expert), resolving only those issues in dispute specifically submitted to the Expert. In resolving any disputed item, the Expert: (1) will be bound by the applicable provisions set forth in this Agreement, including the applicable exhibits and definitions, (2) will limit its review to the disputed items submitted to the Expert in the written submissions of the parties and shall not investigate matters independently and (3) will not assign a value greater than the greatest value, or lower than the lowest value, for such individual item claimed by any party. The fees and disbursements of the Expert will be allocated between the parties in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such remaining disputed items so submitted. By way of illustration, if the Depository Institutions’ calculations would have resulted in a $1,000,000 payment to the Depository Institutions, and Schwab’s and the Broker-Dealers’ calculations would have resulted in a $250,000 payment to the Depository

Institutions, and the Expert’s final determination results in a payment of $500,000 to the Depository Institutions, then the Depository Institutions’ shall pay 66 2/3% of the fees and disbursements of the Expert and Schwab and the Broker-Dealers shall pay 33 1/3% of the fees and disbursements of the Expert. The parties agree that the resolution of disputes with respect to the amount of Nonperformance Payments will be conclusive and binding on the parties when rendered by the Expert, except, in each case, in the case of fraud or manifest error.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

TD BANK USA, NATIONAL ASSOCIATION

By:	/s/ Mark R. Chauvin
Name:	Mark R. Chauvin
Title:	Chairman

TD BANK, NATIONAL ASSOCIATION

By:	/s/ Mark R. Chauvin
Name:	Mark R. Chauvin
Title:	Chairman

THE CHARLES SCHWAB CORPORATION

By:	/s/ Peter B. Crawford
Name:	Peter B. Crawford
Title:	Managing Director and Chief Financial Officer

TD AMERITRADE, INC.

By:	/s/ Michael Asmus
Name:	Michael Asmus
Title:	Treasurer

TD AMERITRADE CLEARING, INC.

By:	/s/ Michael Asmus
Name:	Michael Asmus
Title:	Treasurer

CHARLES SCHWAB TRUST BANK

By:	/s/ Paul V. Woolway
Name:	Paul V. Woolway
Title:	Chief Executive Officer

CHARLES SCHWAB & CO., INC.

By:	/s/ Peter B. Crawford
Name:	Peter B. Crawford
Title:	Managing Director and Chief Financial Officer

Exhibit A

The amount to be paid to the Broker-Dealers in accordance with Section 5(h)(i) of the Agreement in respect of a calendar month shall be equal to:

a)	The Monthly Fixed Rate Crediting Amount (as defined in Note 1) for such calendar month; plus

b)	The Float Crediting Amount (as defined in Note 2) for such calendar month.

Note 1.

Fixed Rate.

“Monthly Fixed Rate Crediting Amount”, for a calendar month, will be equal to the sum of all Monthly Individual Fixed Rate Crediting Amounts.

“Monthly Individual Fixed Rate Crediting Amount”, in respect of each Fixed Rate Obligation Amount, will be equal to the total dollar amount accrued on such Fixed Rate Obligation Amount during the applicable calendar month calculated as follows: (Yield on such Fixed Rate Obligation Amount) multiplied by (the amount of such Fixed Rate Obligation Amount) multiplied by (a fraction the numerator of which is the actual number of days in such calendar month for which such Fixed Rate Obligation Amount is in place and the denominator of which is 365).

The yield on each Fixed Rate Obligation Amount (the “Yield”) entered into prior to the date of this Agreement is set forth on Exhibit D. The Yield on each Fixed Rate Obligation Amount entered into on or after the date of this Agreement shall be equal to the mid-market fixed coupon rate quoted on Bloomberg Swap Manager (Bloomberg page SWPM or any successor page) for a USD, monthly pay (both fixed and floating leg) swap versus SOFR Overnight (plus the fallback spread of 11.448bps), with effective and maturity dates corresponding to those of the applicable Fixed Rate Obligation Amount (for illustration purposes only, such rate is shown as equal to 3.520479% per annum as illustrated below in a screen shot of Bloomberg page SWPM in Exhibit A1). The swap quote shall be based on a day count convention for the fixed leg of the swap of 30I/360 and a day count convention for the floating leg of the swap of Actual/365. The Yield will be calculated as a percentage to 6 decimal places.

Set forth below (Exhibit A2) is an illustration of the Bloomberg Swap Manager settings to be used for the establishment of the fixed rate for each Fixed Rate Obligation Amount. If Bloomberg Swap Manager is not available for any reason, the parties will use an alternative source, agreed upon by the parties, each acting reasonably, to determine the Yield.

For clarity, the Monthly Individual Fixed Rate Crediting Amount will include Yield accruing on the effective date but not the maturity date of each Fixed Rate Obligation Amount.

Note 2.

Floating Rate.

“Floating Rate Obligations”, on any given day, will be the amount equal to the total amount of deposits in the Master Accounts less the sum of all Fixed Rate Obligation Amounts as of 4:00 p.m. Eastern Time on such day.

“Float Crediting Amount” for a calendar month will be equal to the sum of all Daily Float Credit Amounts for such month.

“Daily Float Credit Amount” for any day will be equal to the amount accrued on the Floating Rate Obligations for such day based on the Federal Funds Rate for such day, using the same day count convention to accrue interest as the published rate (or, if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day).

“Federal Funds Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate, as published in Federal Reserve Statistical Release H.15 (http://www.federalreserve.gov/releases/h15/data.htm) or any successor or substitute publication selected by the Depository Institutions. If, for any reason, such rate is unavailable, then “Federal Funds Rate” shall mean a daily rate that is determined, in the opinion of the Depository Institutions, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

Exhibit A1:

Exhibit A2:

Exhibit B

Nonperformance Payments; Payments in Run-Off; FROA Permitted Termination Payments

For purposes of this Agreement the following terms have the meaning set forth below (with references to a “Section” below being to the applicable Section of this Agreement):

“Applicable Amount” means for purposes of calculating Lost Revenue:

(A) for Item 1(a)(2) below, the amount of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g);

(B) for Item 3(a)(2) below (but for the avoidance of doubt, not the proviso) the amount by which the aggregate balances in the Master Accounts are less than $60 billion;

(C) for clause (y) in the proviso to Item 3(a), the extent by which the aggregate deposits in the Master Account are less than the amount of aggregate deposits in the Master Account previously used to calculate the most recent payment made under Item 3(a); and

(D) for Item 3(b)(2) below, the amount of Non-Compliance Terminated Fixed Rate Obligation Amounts.

“Non-Compliance Terminated Fixed Rate Obligation Amount” means a Fixed Rate Obligation Amount terminated for any reason (including any deemed termination pursuant to Section 5(f)(iii) or if the Depository Institutions accept a request by Schwab and the Broker-Dealers to terminate more than $5 billion in the aggregate of Fixed Rate Obligation Amounts (which request the Depository Institutions have no obligation to accept and which (even if accepted) Schwab and the Broker-Dealers acknowledge would not comply with their obligations under the Agreement) in each case other than a termination in accordance with Section 5(g).

“Applicable Date” means for purposes of calculating Lost Revenue:

(A) for Item 1(a)(2) below, the applicable maturity date of the Fixed Rate Obligation Amounts terminated in accordance with Section 5(g);

(B) for Item 3(b)(2), the applicable maturity date of the Non-Compliance Terminated Fixed Rate Obligation Amounts; and

(C) for Item 3(a)(2) or clause (y) in the proviso to Item 3(a), June 30, 2034.

“Economic Replacement Value” has the meaning set forth in Annex I.

“Lost Revenue” means the present value (calculated using a discount rate equal to the TD Parent Discount Rate) of the Liquidity Premium on the Applicable Amount through the Applicable Date plus the present value (calculated using a discount rate equal to the TD Parent Discount Rate) of the Service Fee on the Applicable Amount through the Applicable Date. Annex II has illustrative examples of how to calculate Lost Revenue.

“Liquidity Premium” means for purposes of calculating Lost Revenue:

(A) for purposes of Item 1(a)(2) below, (1) 10 basis points for the first $1 billion of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g), (2) 20 basis points for the second $1 billion of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g), (3) 30 basis points for the third $1 billion of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g), (4) 40 basis points for the fourth $1 billion of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g) and (5) 45 basis points for the final $1 billion of Fixed Rate Obligation Amounts terminated by the Broker-Dealers in accordance with Section 5(g); and

(B) for purposes of Item 3(a)(2), clause (y) in the proviso to Item 3(a) and Item 3(b)(2) below, 45 basis points plus (1) 5 basis points for the first $1 billion in Nonperformance Deposit Amounts, (2) 10 basis points for the second $1 billion of Nonperformance Deposit Amounts, (3) 15 basis points for the third $1 billion of Nonperformance Deposit Amounts , (4) 20 basis points for the fourth $1 billion of Nonperformance Deposit Amounts, and (5) 25 basis points for any Nonperformance Deposit Amounts in excess of $4 billion.

“Nonperformance Deposit Amounts” means (x) the total amount of Non-Compliance Terminated Fixed Rate Obligation Amounts plus (y) to the extent not taken into account in clause (x), the amount by which the aggregate deposits in the Master Account are less than $60 billion.

“TD Parent Discount Rate” is TD Parent’s cost of equity as calculated in accordance with Annex III.

Item 1 and Item 3 may both apply to a withdrawal of deposits from the Master Account or termination of Fixed Rate Obligation Amounts and for the avoidance of doubt, Item 3(a) shall apply as soon as the aggregate deposits in the Master Account are less than $60 billion. For illustrative purposes, assume:

•	the date is after September 10, 2025;

•	the then-applicable Floor is $60 billion;

•	there are $63 billion of aggregate deposits in the Master Accounts;

•	of which $53 billion are Fixed Rate Obligation Amounts; and

•	Schwab and the Broker Dealers have previously terminated $3 billion of Fixed Rate Obligation Amounts in accordance with Section 5(g);

And, in these circumstances, Schwab and the Broker-Dealers provide proper notice to terminate an additional $2 billion of Fixed Rate Obligation Amounts in accordance with Section 5(g) but also withdraw an additional $6 billion of deposits from the Master Accounts as a result of terminating additional Fixed Rate Obligation Amounts (so a total of $8 billion in Fixed Rate Obligation Amounts are being terminated), then:

(A) Item 1 will apply with respect to the $2 billion in Fixed Rate Obligation Amounts that were properly terminated in accordance with Section 5(g);

(B) Item 3(c) will apply with respect to the $1 billion in Fixed Rate Obligation Amounts that were terminated not in compliance with Section 5(g) while aggregate deposits were equal to or in excess of $60 billion;

(C) Item 3(a) will apply with respect to the additional $5 billion in Non-Compliance Terminated Fixed Rate Obligation Amounts below $60 billion; and

(D) pursuant to Section 5(f)(iv), the Floor shall thereupon be $55 billion assuming that Schwab and the Broker-Dealers make all required FROA Permitted Termination Payments and Nonperformance Payments.

FROA Permitted Termination Payments

Item 1. If the amount of aggregate deposits in the Master Accounts are at least $60 billion (taking into account any terminations of Fixed Rate Obligation Amounts in accordance with Section 5(g) and any resulting withdrawal of such deposits that had previously been designated as Fixed Rate Obligation Amounts) and the Broker-Dealers elect to terminate up to an aggregate of $5 billion in Fixed Rate Obligation Amounts in accordance with Section 5(g):

(a) if the termination date for such Fixed Rate Obligation Amount is on or prior to September 10, 2025, Schwab and the Broker-Dealers shall, jointly and severally, pay to the Depository Institutions an amount equal to (1) the Economic Replacement Value for such terminated Fixed Rate Obligation Amounts plus (2) the Lost Revenue on the Applicable Amount; and

(b) if the termination date for such Fixed Rate Obligation Amount is after September 10, 2025, Schwab and the Broker-Dealers shall, jointly and severally, pay to the Depository Institutions an amount equal to the Interest Rate Impact (as defined in the term “Economic Replacement Value”) of such terminated Fixed Rate Obligation Amounts.

For the avoidance of doubt, under Section 5(g) the Broker-Dealers are not entitled to terminate Fixed Rate Obligation Amounts greater than $5 billion in the aggregate and the payments set forth above are only for termination of Fixed Rate Obligation Amounts in accordance with Section 5(g).

Payment in Run Off Period

Item 2. If the Broker-Dealers elect to terminate Fixed Rate Obligation Amounts pursuant to Section 14(i) in the Run-Off Period following expiration of the Agreement, Schwab and the Broker-Dealers shall, jointly and severally, pay to the Depository Institutions an amount equal to the Economic Replacement Value of such terminated Fixed Rate Obligation Amounts as provided in Section 14(i).

Nonperformance Trigger Events and Nonperformance Payments

In the event of a Nonperformance Trigger Event, the parties will work together to minimize disruption to each party by attempting to agree on which Fixed Rate Obligation Amounts are deemed to have been terminated. If the parties are unable to agree within 5 Business Days, the Fixed Rate Obligation Amounts shall be deemed to be terminated that result in the lowest Nonperformance Payment(s), as reasonably determined by the Depository Institutions.

Item 3(a). If at any time during the term of the Agreement, the aggregate amount of deposits in the Master Accounts is less than $60 billion, then Schwab and the Broker-Dealers, jointly and severally, will be obligated to pay the Depository Institutions an amount equal to (1) the Economic Replacement Value for any Non-Compliance Terminated Fixed Rate Obligation Amounts plus (2) the Lost Revenue on the Applicable Amount; provided that if Schwab and the Broker-Dealers have made one or more payments under this Item 3(a) and the aggregate deposits in the Master Account thereafter fall below the amount of aggregate deposits in the Master Accounts used to calculate the most recent payment under Item 3(a), then Schwab and the Broker-Dealers, jointly and severally, will be obligated to pay the Depository Institutions an amount equal to (x) the Economic Replacement Value for any Non-Compliance Terminated Fixed Rate Obligation Amounts (to the extent not previously paid by Schwab and the Broker-Dealers pursuant to this Item 3(a)) plus (y) the Lost Revenue on the Applicable Amount calculated in accordance with clause (C) of the definition of Applicable Amount.

For illustrative purposes, if Schwab had previously made a payment under the Item 3(a) as a result of the aggregate deposits in the Master Accounts being $55 billion, and the aggregate deposits in the Master Accounts subsequently decline to $51 billion, then Schwab and the Broker-Dealers will owe a payment under the proviso in Item 3(a) using an Applicable Amount of $4 billion. Then, if the aggregate deposits later increase to $57 billion, the Floor remains at $51 billion; and if after that the aggregate deposits later decrease to $54 billion, no Nonperformance Trigger Event would have occurred and Schwab does not owe additional Nonperformance Payments, as long as Fixed Rate Obligation Amounts would not be terminated (or deemed terminated) when aggregate deposits decrease to $54 billion .

Item 3(b). Prior to September 11, 2025, for any Non-Compliance Terminated Fixed Rate Obligation Amounts or if there is otherwise a failure to perform Section 5(d), to the extent the aggregate amount of deposits in the Master Accounts is equal to or greater than $60 billion (after giving effect to any failure to perform Section 5(d) or nonperformance that resulted in an Non-Compliance Terminated Fixed Rate Obligation Amount), then Schwab and the Broker-Dealers, jointly and severally, will be obligated to pay the Depository Institutions an amount equal to (1) the Economic Replacement Value for any Non-Compliance Terminated Fixed Rate Obligation Amounts plus (2) the Lost Revenue on the Applicable Amount.

Item 3(c). On or after September 11, 2025, for any Non-Compliance Terminated Fixed Rate Obligation Amounts, to the extent the aggregate amount of deposits in the Master Accounts is equal to or greater than $60 billion (after giving effect to any nonperformance that resulted in an Non-Compliance Terminated Fixed Rate Obligation Amount), then Schwab and the Broker-Dealers, jointly and severally, will be obligated to pay the Depository Institutions an amount equal the Interest Rate Impact (as defined in the term “Economic Replacement Value”) of such Non-Compliance Terminated Fixed Rate Obligation Amounts.

General Payments for Fixed Rate Obligation Amounts

Item 4. In the event that any Fixed Rate Obligation Amounts are terminated at any time and none of Items 1 through 3 apply, then with respect to such termination, Schwab and the Broker-Dealers, jointly and severally, will be obligated to pay the Depository Institutions an amount equal to the Interest Rate Impact (as defined in the term “Economic Replacement Value”) of such terminated Fixed Rate Obligation Amounts.

No Rebate or Refunds of Payments

In no event shall the Depository Institutions be required to rebate or refund any FROA Permitted Termination Payments or Nonperformance Payments for any reason whatsoever, regardless of whether the aggregate deposits in the Master Accounts increase following payment of any FROA Permitted Termination Payments or Nonperformance Payments.

Annex I

Economic Replacement Value

“Economic Replacement Value” payable upon termination of a Fixed Rate Obligation Amount or with respect to any Non-Compliance Terminated Fixed Rate Obligation Amount means an amount equal to the sum of (A) the Interest Rate Impact and (B) the Credit Spread Impact.

Interest Rate Impact:

The Interest Rate Impact may be a positive amount or $0 (and if the following calculation results in a negative amount, the Interest Rate Impact shall be deemed to be $0) and will be calculated as follows:

The Interest Rate Impact shall be equal to the negative of the NPV quoted on Bloomberg Swap Manager (Bloomberg page SWPM or any successor page) for a USD, monthly pay (both fixed and floating leg) swap versus (A) SOFR Overnight plus (B) the SOFR fallback spread of 11.448bps, with an exit coupon (defined below) and Fixed Rate Obligation Maturity Date (defined below) and an effective date as of the date of the termination of such Fixed Rate Obligation Amount (each a “Reference Swap”). The foregoing calculation shall apply for all Fixed Rate Obligation Amounts, including those that were set using LIBOR; provided that if the Fixed Rate Obligation was agreed to and created before November 24, 2021 and then terminated before June 30th, 2023, “(A) SOFR Overnight plus (B) the SOFR fallback spread 11.448bps” should be replaced by “1 month LIBOR”.

For illustration purposes only, such NPV is shown as equal to -691,405.78 as illustrated below in Annex I - A in a screen shot of Bloomberg page SWPM) which would result in an Interest Rate Impact of such Fixed Rate Obligation Amount being +691,405.78.

The swap quote shall be based on a day count convention for the fixed leg of the swap of 30I/360 and a day count convention for the floating leg of the swap of Actual/365. Set forth below in Annex I - B is an illustration of the Bloomberg Swap Manager settings to be used for the establishment of the Interest Rate Impact. If Bloomberg Swap Manager is not available for any reason, the parties will use an alternative source, agreed upon by the parties, each acting reasonably, to determine the Interest Rate Impact. In such case, the Interest Rate Impact shall be equal to the negative of the following: (A) present value of all remaining fixed rate cash flows under the Reference Swap until the maturity date of the Reference Swap, minus (B) the present value of all expected floating rate cash flows under the Reference Swap until the maturity date of the Reference Swap.

“Exit coupon” for a Fixed Rate Obligation Amount equals the Yield1 on such Fixed Rate Obligation Amount minus 1⁄4 of a basis point.

[1]	Note: The Yield will be rounded as a percentage to 6 decimal places for those Fixed Rate Obligation Amount set forth on Exhibit D that have more decimal places.

“Fixed Rate Obligation Maturity Date” for a Fixed Rate Obligation Amount means the maturity date for such Fixed Rate Obligation Amount.

Credit Spread Impact:

The Credit Spread Impact may be a positive amount or $0 (and if the following calculation results in a negative amount, the Credit Spread Impact shall be deemed to be $0) and will be calculated as follows:

Credit Spread Impact = (Weighted Average Credit Spread (as defined below) on the date of termination of the applicable Fixed Rate Obligation Amount plus 1 basis point minus Weighted Average Credit Spread on the date of establishment of such Fixed Rate Obligation Amount) multiplied by PV01 quoted on Bloomberg Swap Manager (Bloomberg page SWPM or any successor page) with the settings used to calculate the Interest Rate Impact (for illustration purposes only, such PV01 is shown as equal to 4,547.29 as illustrated below in a screen shot of Bloomberg page SWPM in Annex I - A).

If Bloomberg Swap Manager is not available for any reason, the parties will use alternative methods to calculate the PV01 using the same methodology as Bloomberg Swap Manager.

“Weighted Average Credit Spread”, on any day, means the weighted average credit spread of the Master Representative Portfolio, with a single maturity selection for each Investment Type that most closely matches the remaining maturity of each Fixed Rate Obligation Amount at termination and at establishment, as applicable, determined based on the most recent available credit spreads published on or before such day by JPMorgan Securities or any of its affiliates (collectively, “JPMorgan”) as illustrated below in screen shots in Annex I-C and Annex I-D, or, if JPMorgan no longer publishes such credit spreads, any other leading securities dealer selected by the Depository Institutions and mutually agreed by Schwab. For calculation purposes, all credit spreads will be relative to SOFR or the SOFR swap curve. Any conversions of historical spreads shall follow ARRC guidance.

As of the date of this Agreement, the Master Representative Portfolio means a notional portfolio of highly rated investments consisting of the following and in such percentage as indicated below:

Investment Type	Allocation
AAA credit card floating rate ABS	50%
AAA prime auto	25%
Super-Senior AAA CMBS	25%

The Depository Institutions may, upon notification to the Broker-Dealers, change the Master Representative Portfolio from time to time provided that (i) the investments included in the Master Representative Portfolio will not be rated less than AA, and (ii) for purposes of calculating the Weighted Average Credit Spread in respect of any Fixed Rate Obligation Amounts established before such change, the Master Representative Portfolio in existence at the time such Fixed Rate Obligation Amount was established would be applicable.

Annex I - A

Annex I - B:

Annex I-C

If required, all spreads will be converted to SOFR / SOFR swaps for calculation purposes using ARRC guidance

Annex I-D

Annex II

Lost Revenue

Lost Revenue shall be calculated using the present value function in Excel as further described below

•	Lost Revenue is equal to the negative of :

A.	PV (TD Parent Discount Rate / 12, the # of Months to the Applicable Date, the Monthly Service Fee Amount, , 0) plus

B.	PV (TD Parent Discount Rate / 12, the # of Months to the Applicable Date, the Monthly Liquidity Premium Amount, , 0)

Where PV is the present value (PV) formula in Microsoft Excel PV = (rate, nper, pmt, [fv], [type]), with the inputs:

•	rate = TD Parent Discount Rate / 12

•	nper = the # of Months to the Applicable Date calculated using a 30/360 day count convention for the Liquidity Premium and using an actual/365 day count convention for the Service Fee

•	pmt = Monthly Service Fee Amount or Monthly Liquidity Premium Amount, as applicable

•	[fv] = (note, left intentionally blank)

•	[type] = 0

•	The Monthly Service Fee Amount is equal to the Applicable Amount * (Service Fee) / 12

•	The Monthly Liquidity Premium Amount is equal to the Applicable Amount * (Liquidity Premium) / 12

Annex III

TD Parent’s Cost of Equity

The cost of equity for TD Parent is determined in the Weighted Average Cost of Capital or ‘WACC’ function in Bloomberg as follows:

•	Risk Free Rate (10 Yr CAD government Bond Yield)

Plus

•	Equity Risk Premium:

•	Beta (calculated given historical relationship of price between TD Bank stock and S&P/TSX composite index)

Multiplied by

•	Country/Region Premium:

•	Expected Market Return

Less

•	Risk Free Rate (10 Yr CAD government Bond Yield)

TD Parent’s Cost of Equity is extracted from Bloomberg using the process as set out below:

•	Within Bloomberg, search CUSIP 891160509 and select “TD CN Equity”

•	Once TD Parent Common Stock is pulled, type ‘WACC’ into the Bloomberg search function and hit enter

•	Exhibit 111 shown below will appear

•	Select WACC ‘History’ from Exhibit 111 and the screen in Exhibit 222 will appear

•	Within the screen in Exhibit 222, alter inputs to pull most recent 4 quarters resulting in the screen shown in Exhibit 333

•

Within the screen in Exhibit 333, take the simple average of the four most recent quarter ‘Cost of Equity’ data points rounded to two decimal places (for the avoidance of doubt, 8.45 based on data points in Exhibit 333)

Bloomberg Screen and Cost of Equity

Default WACC History Screen

WACC History Screen – Adjusted to most recent 4 quarters

Exhibit C

Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments

To determine the total base assessment for the Depository Institutions for any period divide the FDIC deposit insurance premium assessments for the Depository Institutions for such period by the average total deposits of the Depository Institutions for such period and multiply by average sweep deposits of the Depository Institutions in the Master Accounts for such period (the “Base Assessment”).

The Base Assessment shall be recalculated by [***]

The Depository Institutions are invoiced the FDIC deposit insurance premium assessments on a quarterly basis. The Depository Institutions will apply the most recent quarterly assessment received to the monthly fee statements and reconcile quarterly upon receipt of the actual invoice from the FDIC for the periods covered by such monthly fee statements according to the following:

Fee Statement Month
	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sept.	Oct.	Nov.	Dec.
FDIC Assessment Applied	Sep.	Sep.	Sep.	Dec.	Dec.	Dec.	Mar.	Mar.	Mar.	Jun.	Jun.	Jun.
Quarterly Reconciliation	Sep. invoice			Dec. invoice			Mar. invoice			Jun. invoice

Exhibit D

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Exhibit E – Reporting

The Depository Institutions agree that information Schwab and the Broker-Dealers provide pursuant to this Exhibit E may contain information that is highly confidential to Schwab and the Broker-Dealers and/or to their clients. For any information Schwab and the Broker-Dealers provide under this Exhibit E, Schwab and the Broker-Dealers at their discretion may designate some or all of the information as “confidential” at the time of its disclosure to the Depository Institutions (the “Confidential Exhibit E Information”). Each Depository Institution agrees that it: (1) will not use any Confidential Exhibit E Information for any purpose other than in connection with the Depository Institutions reporting, asset/liability management, Liquidity and forecasting/stress test programs (“Permitted Purposes”), including but not limited to using the information for any business or marketing opportunities or strategies; and (2) will not disclose or permit disclosure of any Confidential Exhibit E Information to any employees or third parties (including consultants and advisors) who do not have a reasonable need to know the information for Permitted Purposes, and/or as required by law including statutes, regulations, or order of a court of competent jurisdiction. To the extent the terms of this paragraph conflict with the terms of Section 16 of the Agreement, the terms of this paragraph prevail with respect to Confidential Exhibit E Information; otherwise, the terms of Section 16 apply to Confidential Exhibit E Information. For the avoidance of doubt, the Depository Institutions may not use Confidential Exhibit E information or data for the purpose of machine learning, augmented human intelligence development, algorithm improvement, or similar data aggregation activities without the express written consent of Schwab. Such uses shall not be deemed related to the performance of the Agreement and are expressly prohibited.

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